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As Filed with the Securities and Exchange Commission on August 3, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58-2086934 (I.R.S. Employer Identification Number)
1000 Abernathy Road, Suite 1200 Atlanta, GA 30328 (770) 829-3700 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
SEE TABLE OF ADDITIONAL REGISTRANTS

JAMES O'LEARY
Executive Vice President and
Chief Financial Officer
1000 Abernathy Road, Suite 1200
Atlanta, GA 30328
(770) 829-3700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)	Copies to: ELIZABETH H. NOE, ESQ. Paul, Hastings, Janofsky & Walker LLP 600 Peachtree Street, N.E., Suite 2400 Atlanta, GA 30308 (404) 815-2400
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Security(1)	Proposed maximum aggregate offering price	Amount of registration fee

6.875% Senior Notes due 2015	$350,000,000	100%	$350,000,000	$41,195.00

Guarantees(2)	—	—	—	—

(1)
Determined pursuant to Rule 457(i) under the Securities Act solely for purposes of calculating the registration fee.

(2)
The 6.875% Senior Notes due 2015 (the "notes") are guaranteed by the Additional Registrants on a senior basis. No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n) under the Securities Act, no filing fee is required.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date, as the Commission, acting pursuant to said Section 8(a), may determine.

BEAZER HOMES USA, INC.

TABLE OF ADDITIONAL REGISTRANTS

Name	State of Incorporation/ Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Beazer Homes Corp.	TN	1531	62-0880780
Beazer/Squires Realty, Inc.	NC	1531	56-1807308
Beazer Homes Sales, Inc.	DE	1531	86-0728694
Beazer Realty Corp.	GA	1531	58-1200012
Beazer Mortgage Corporation	DE	1531	58-2203537
Beazer Homes Holdings Corp.	DE	1531	58-2222637
Beazer Homes Texas Holdings, Inc.	DE	1531	58-2222643
Beazer Homes Texas, L.P.	DE	1531	76-0496353
April Corporation	CO	1531	84-1112772
Beazer SPE, LLC	GA	1531	not applied for(1)
Beazer Homes Investments, LLC.	DE	1531	04-3617414
Beazer Realty, Inc.	NJ	1531	22-3620212
Beazer Clarksburg, LLC	MD	1531	not applied for(1)
Homebuilders Title Services of Virginia, Inc.	VA	1531	54-1969702
Homebuilders Title Services, Inc.	DE	1531	58-2440984
Texas Lone Star Title, L.P.	TX	1531	58-2506293
Beazer Allied Companies Holdings, Inc.	DE	1531	54-2137836
Beazer Homes Indiana, LLP	IN	1531	35-1901790
Beazer Realty Services, LLC	DE	1531	35-1679596
Paragon Title, LLC	IN	1531	35-2111763
Trinity Homes LLC	IN	1531	35-2027321
Beazer Commercial Holdings, LLC	DE	1531	not applied for(1)
Beazer General Services, Inc.	DE	1531	20-1887139
Beazer Homes Indiana Holdings Corp.	DE	1531	03-3617414
Beazer Realty Los Angeles, Inc.	DE	1531	20-2495958
Beazer Realty Sacramento, Inc.	DE	1531	20-2495906
BH Building Products, LP	DE	1531	20-2498366
BH Procurement Services, LLC	DE	1531	20-2498277

        The address, including zip code and telephone number, including area code, of the principal offices of the additional registrants listed above is: 1000 Abernathy Road, Suite 1200, Atlanta, GA 30328 and the telephone number at that address is (770) 829-3700.

(1)
Does not have any employees.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 3, 2005

Prospectus

$350,000,000

Offer to Exchange

6.875% Senior Notes due 2015,

which have been registered under the Securities Act of 1933,

for any and all outstanding

6.875% Senior Notes due 2015,

which have not been registered under the Securities Act of 1933,

of

Beazer Homes USA, Inc.

  •
  We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

  •
  This exchange offer expires at 5:00 p.m., New York City time, on                    , 2005, unless extended.

  •
  No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

        The new notes will be general unsecured obligations. The new notes will rank equally with all of our existing and future unsecured senior debt. All of our significant subsidiaries will guarantee the new notes on a senior basis. The new guarantees will be unsecured obligations of our subsidiaries ranking equally with all their existing and future unsecured senior debt. The new notes will be effectively subordinated to all of our and our subsidiary guarantors' secured debt to the extent of the value of the assets securing that debt.

        See "Risk Factors" beginning on page 14 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2005.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	14
Cautionary Statement Regarding Forward-Looking Information	23
The Exchange Offer	24
Use of Proceeds	34
Capitalization	35
Description of Other Existing Indebtedness	36
Description of the Notes	40
Material United States Federal Income Tax Considerations	76
Plan of Distribution	81
Legal Matters	82
Experts	82
Where You Can Find More Information	82

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We are "incorporating by reference" important business, financial and other information about us into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the Securities and Exchange Commission, or SEC, that is not delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus.

        We will provide each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered in this prospectus. We will provide this information by first class mail at no cost upon written or oral request addressed to Leslie Kratcoski, Director of Investor Relations, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, GA 30328; telephone number (770) 829-3700.

        To obtain timely delivery of any information requested from us, you must request this information no later than                        , 2005, which is five business days before this exchange offer expires.

i

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making a decision to exchange original notes for new notes. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 14 of this prospectus and the financial statements and notes to these statements contained or incorporated by reference in this prospectus. Unless the context requires otherwise, all references to "we," "us," "our" and "Beazer Homes" refer to Beazer Homes USA, Inc. and its subsidiaries.

The Company

        We design, sell and build primarily single-family homes in the following regions and states:

Southeast	West	Central	Mid-Atlantic	Midwest
Florida	Arizona	Texas	Maryland/Delaware	Indiana
Georgia	California		New Jersey/New York	Kentucky
Mississippi	Colorado		Pennsylvania	Ohio
North Carolina	Nevada		Virginia/West Virginia
South Carolina
Tennessee

        We design our homes at various price points to appeal to homebuyers across various demographic segments. Our objective is to provide our customers at each price point with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital. To achieve this objective, we have developed a business strategy which focuses on the following elements:

        Geographic Diversity and Growth Markets.    We compete in a large number of geographically diverse markets in an attempt to reduce our exposure to any particular regional economy. Most of the markets in which we operate have experienced significant population growth in recent years. Within these markets, we build homes in a variety of projects. Our business strategy entails further increasing our market penetration across the geographically diverse markets in which we compete.

        Leverage of National Brand.    In October 2003, we launched a branding strategy that is designed to build a unified consumer brand across all markets in which we operate. Our new national branding strategy presents us as one company with one name, one logo, one message and one purpose. We believe that a national branding strategy will differentiate us from our competitors by promoting qualities that lead to good recommendations, referrals to family and friends, and repeat purchases by loyal customers. We feel that a strengthened, national brand identity will better position us to consistently address the needs of our customers across all of our markets.

        Leverage Size, Scale and Capabilities to Achieve Optimal Efficiencies.    We have implemented specific profitability initiatives which focus on leveraging our size, scale and capabilities in order to achieve enhanced gross profit and operating profit margins. These initiatives include:

  •
  leveraging our size to create economies of scale in purchasing and construction;

  •
  standardizing best practices and product designs;

  •
  using branding and increased market penetration to maximize efficiency of land use; and

  •
  leveraging our fixed cost infrastructure by increasing depth and breadth in markets where we have an established presence.

        Quality Homes at Various Price-Points to Meet the Needs of Increasingly Diverse Homebuyers.    We seek to maximize customer satisfaction by offering homes which incorporate quality materials, distinctive design features, convenient locations and competitive prices. During the nine months ended June 30, 2005 and fiscal year 2004, the average sales price of our homes closed was approximately $264,800 and $232,200, respectively. Our product strategy entails addressing the needs of an increasingly diverse profile of buyers as evidenced by demographic trends including, among others, increased immigration, changing profiles of households, the aging of the baby-boomers, and the rise of the echo-boomers (children of the baby-boomers) into the ranks of homeownership. Our product offering is broken down into the following product categories:

          Economy.    These homes are targeted primarily at entry-level buyers, are generally 1,500 square feet or less in size, and are intended to meet the needs of those buyers for whom price is the most important factor in the buying decision.

          Value.    These homes are targeted at entry-level and move-up buyers, generally range from 1,500 to 2,500 square feet in size, and are intended to appeal to buyers who are more interested in style and features, but are still somewhat price-focused.

          Style.    These homes are targeted at more affluent move-up buyers, are generally greater than 2,500 square feet in size, and are intended to appeal to buyers in the more luxurious segment of the market, who place greater emphasis on style and features.

        In addition, we also offer homes to the "active-adult" segment which is targeted to buyers over 55 years of age, in communities with special amenities. We offer these homes within the Economy, Value and Style categories described above. Within each product category, we seek to provide exceptional value and to ensure an enjoyable customer experience.

        Additional Products and Services for Homebuyers.    In order to maximize our profitability and provide our customers with the additional products and services that they desire, we have incorporated design centers and mortgage origination operations into our business. Recognizing that our customers want to choose certain components of their new home, we offer limited customization through the use of design studios in most of our markets. These design studios allow the customer to select certain non-structural customizations for their homes such as cabinetry, flooring, fixtures, appliances and wall coverings. Additionally, recognizing the homebuyer's desire to simplify the financing process, we originate mortgages on behalf of our customers through our subsidiary Beazer Mortgage Corporation, or Beazer Mortgage. Beazer Mortgage originates, processes and currently brokers mortgages to third party investors. Beazer Mortgage generally does not retain or service the mortgages that it brokers. We also provide title services to our customers in many of our markets.

        Decentralized Operations with Experienced Management.    We believe our in-depth knowledge of our local markets enables us to better serve our customers. Our local managers, who have significant experience in both the homebuilding industry and the markets they serve, are responsible for operating decisions regarding design, construction and marketing. We combine these decentralized operations with a centralized corporate-level management which controls decisions regarding overall strategy, land acquisitions and financial matters.

        Conservative Land Policies.    We seek to maximize our return on capital by judiciously managing our investment in land. To reduce the risks associated with investments in land, we use options to control land whenever possible. In addition, we generally do not speculate in land which is not subject to entitlements providing basic development rights to the owner.

        Headquarters.    Our principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, and our telephone number is (770) 829-3700. We maintain an internet site at http://www.beazer.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $350,000,000 aggregate principal amount of our new 6.875% Senior Notes due 2015 for up to $350,000,000 aggregate principal amount of our original 6.875% Senior Notes due 2015, which are currently outstanding. Original notes may only be exchanged in $1,000 principal increments. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.
Resales Without Further Registration
We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:
• you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;
•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and
• you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale. See "Plan of Distribution."
Expiration Date	5:00 p.m., New York City time, on , 2005, unless we extend the exchange offer.

Accrued Interest on the New Notes and Original Notes
The new notes will bear interest from June 8, 2005 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes
Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.
Special Procedures for Beneficial Holders
If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:
• your original notes are not immediately available; or
• time will not permit your required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or
• you cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the original notes will be adversely affected.
Material United States Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:
• no gain or loss will be realized by a United States holder upon receipt of a new note;
• holder's holding period for the new notes will include the holding period of the original notes; and
• the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.
See "Material United States Federal Income Tax Considerations."
Exchange Agent
U.S. Bank National Association is serving as exchange agent in connection with the Exchange Offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS2N, St. Paul, MN 55107, Attention: Specialized Finance Department, Reference: Beazer Homes USA, Inc. Exchange. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number (800) 934-6802 or facsimile number (651) 495-8158.
Use of Proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

Summary Of Terms Of New Notes

        The exchange offer constitutes an offer to exchange up to $350.0 million aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of Beazer Homes evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture and supplemental indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See "Description of notes."

Comparison With Original Notes

Freely Transferable	The new notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The new notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the original notes, with the exception that the new notes will be registered under the Securities Act. See "The Exchange Offer—Terms of the Exchange Offer."
Registration Rights
The holders of the original notes currently are entitled to certain registration rights pursuant to Registration Rights Agreements entered into on the issue date of the original notes by and among Beazer, the subsidiary guarantors named therein and the initial purchasers named therein, including the right to cause Beazer Homes to register the original notes for resale under the Securities Act if the Exchange Offer is not consummated prior to the applicable exchange offer termination date. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of original notes who do not exchange their original notes for new notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their original notes unless such original notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

Terms of New Notes

Issuer	Beazer Homes USA, Inc.
Maturity Date	July 15, 2015.
Notes Offered	The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:
• the new notes will bear a different CUSIP number from the original notes;
• the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the new notes.

The notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture and the supplemental indenture governing the original notes and will be treated under the indenture and the supplemental indenture as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.
Interest
The notes will bear interest at a rate of 6.875% per annum from June 8, 2005. Interest on the notes will be payable semi-annually in cash on January 15 and July 15 of each year, commencing on January 15, 2006.
Guarantees
The notes will be guaranteed by all of our significant subsidiaries. The guarantees will be unsecured obligations of our subsidiaries ranking equally with all their existing and future unsecured debt that is not, by its terms, expressly subordinated in right of payment to the guarantees.
Ranking	The original notes are, and the new notes will be:
• general unsecured senior debt obligations of Beazer Homes;
• ranked equally in right of payment with all our existing and future unsecured senior debt;
• senior in right of payment to all of our future subordinated debt; and
• effectively subordinated to any of our secured debt to the extent of the value of the assets securing such debt.

At June 30, 2005, assuming we had issued the entire $350 million aggregate principal amount of notes as of such date, we would have had, together with the subsidiary guarantors, approximately $1.3 billion of debt, net of unamortized discount of $19.5 million, outstanding. Substantially all of this debt was unsecured senior debt ranking equally in right of payment with these notes and the related subsidiary guarantees.

Optional Redemption
We may redeem the notes, in whole or in part, prior to July 15, 2010, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the date of redemption, if any, plus a "make- whole" amount. See "Description of the notes—Optional redemption."

We may redeem the notes at any time and from time to time on or after July 15, 2010, in whole or in part, at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

In addition, on or before July 15, 2008, we may redeem up to 35% of the notes issued under the indenture with the net proceeds of equity offerings at 106.875% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the principal amount of notes issued remain outstanding.
Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability to:
	•	incur additional indebtedness;
	•	make certain restricted payments;
	•	make certain asset sales;
	•	enter into transactions with affiliates;
	•	incur liens;
	•	issue capital stock of restricted subsidiaries;
	•	allow payment restrictions affecting subsidiaries; or
	•	effect a consolidation or merger.

These covenants also require us to maintain a certain level of tangible net worth and to offer to repurchase a portion of the notes in certain circumstances. See "Description of the notes—Certain covenants" beginning on page 59.

If these notes receive an investment grade rating from Moody's Investors Service and Standard & Poor's, then our obligation to comply with certain of the covenants will cease for so long as the notes continue to be rated investment grade. See "Description of the notes—Limitation of applicability of certain covenants if the notes are rated investment grade."
Change of Control
Upon the occurrence of a change of control, as defined in the "Description of the notes," each holder of the notes may require us to purchase all or a portion of the holder's notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.

No Listing on any Securities Exchange	We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

For additional information regarding the notes, see the "Description of notes" section of this prospectus.

Ratio of Earnings to Fixed Charges

        The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. The historical ratios are prepared on a consolidated basis in accordance with generally accepted accounting principles, or GAAP, and, therefore, reflect all consolidated earnings and fixed charges.

        The ratio of earnings to fixed charges for each of the periods is determined by dividing earnings by fixed charges. Earnings consist of income from operations before income taxes, amortization of previously capitalized interest, fixed charges, exclusive of capitalized interest cost and distributed income of unconsolidated joint ventures less equity in income (loss) of unconsolidated joint ventures. Fixed charges consist of interest incurred, amortization of deferred loan costs and debt discounts and that portion of operating lease rental expense (33%) deemed to be representative of interest.

	Year Ended September 30,					Nine Months Ended June 30
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)
Ratio of earnings to fixed charges	3.08x	4.14x	4.57x	4.98x	5.67x	5.23x	4.37x

Risk Factors

        You should carefully consider the information under "Risk Factors" beginning on page 14 of this prospectus and all other information included in this prospectus prior to making a decision to exchange original notes for new notes.

Summary Historical Consolidated Financial and Operating Data

        Our summary historical consolidated financial and operating data set forth below as of and for each of the three years ended September 30, 2002, 2003 and 2004 are derived from our audited consolidated financial statements. Our summary historical consolidated financial data set forth below as of and for the nine months ended June 30, 2004 and 2005 are derived from our unaudited consolidated financial statements. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our annual report on Form 10-K for the year ended September 30, 2004 and our quarterly reports on Form 10-Q for the quarters ended June 30, 2004 and 2005 as well as the section of our Annual Report on Form 10-K incorporated herein by reference entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Fiscal Year Ended September 30,						Nine Months Ended June 30,
	2002		2003		2004		2004		2005
	($ in thousands)
Statement of Operations Data:
Total revenue	$2,641,173		$3,177,408		$3,907,109		$2,695,968		$3,181,302
Operating income	193,174		279,155		377,935		249,734		231,401
Net income(1)	122,634		172,745		235,811		155,724		98,100
Operating Data:
Number of new orders, net of cancellations(2)	13,610		16,316		17,481		13,205		13,986
Backlog at end of period(3)	6,519		7,426		8,456		9,278		10,635
Number of closings(4)	13,603		15,409		16,451		11,353		11,807
Average sales price per home closed	$190.8		$201.3		$232.2		$232.1		$264.8
Balance Sheet Data (end of period):
Inventory	$1,364,133		$1,723,483		$2,344,095		$2,352,869		$2,986,994
Total assets	1,892,847		2,212,034		3,149,462		2,976,031		3,467,666
Total debt	739,100		741,365		1,137,404		1,124,067		1,250,499
Stockholders' equity	799,515		993,695		1,232,121		1,137,683		1,333,879
Supplemental Financial Data:
Cash provided by (used in):
Operating activities	$59,464		$(41,049)		$(73,719)		$(215,839)		$(421,404)
Investing activities	(314,633)		(6,552)		(30,476)		(9,745)		(38,397)
Financing activities	338,480		(4,016)		351,703		351,839		147,019
EBIT(5)	245,060		340,980		452,774		301,468		294,418
EBITDA(5)	254,513		354,200		468,529		313,568		309,729
Interest incurred(6)	51,171		65,295		76,035		54,872		64,269
EBIT/interest incurred(5)(6)	4.79	x	5.22	x	5.95	x	5.49	x	4.58	x
EBITDA/interest incurred(5)(6)	4.97	x	5.42	x	6.16	x	5.71	x	4.82	x
Ratio of earnings to fixed charges(5)(7)	4.57	x	4.98	x	5.67	x	5.23	x	4.37	x

(1)
Adjusted net income exclusive of a $130,235 goodwill impairment charge for the nine months ended June 30, 2005 was $228,335. See footnote (5) for a reconciliation of adjusted net income to net income.

(2)
New orders do not include homes in backlog from acquired operations.

(3)
A home is included in "backlog" after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, it is possible that homes in backlog will not result in closings.

(4)
A home is included in "closings" when title is transferred to the buyer. Sales and cost of sales for a house are recognized at the date of closing.

(5)
EBIT and EBITDA: EBIT (earnings before interest and taxes) equals net income before (a) previously capitalized interest amortized to costs and expense and (b) income taxes. EBITDA (earnings before interest, taxes, depreciation and amortization) is calculated by adding depreciation and amortization for the period to EBIT. EBIT and EBITDA are not generally accepted accounting principles (GAAP) financial measures. EBIT and EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and EBITDA in the same manner as Beazer Homes, the EBIT and EBITDA information presented above may not be comparable to similar presentations by others.

  EBITDA is a measure commonly used in the homebuilding industry and is presented to assist in understanding the ability of our operations to generate cash in addition to the cash needed to service existing interest requirements and ongoing tax obligations. By providing a measure of available cash, management believes that this non-GAAP measure enables holders of our outstanding senior indebtedness to better understand our cash performance and our ability to service our debt obligations as they currently exist and as additional indebtedness is incurred in the future. The measure is useful in budgeting and determining capital expenditure levels because it enables management to evaluate the amount of cash that will be available for discretionary spending.

  A reconciliation of EBITDA and EBIT to cash provided/(used) by operations, the most directly comparable GAAP measure, is provided below for each period presented (in thousands):

	Fiscal Year Ended September 30,			Nine Months Ended June 30,
	2002	2003	2004	2004	2005
Net cash provided/(used) by operating activities	$59,464	$(41,049)	$(73,719)	$(215,839)	$(421,404)
Goodwill impairment charge	—	—	—	—	(130,235)
Increase in inventory	152,990	328,893	410,525	442,822	659,280
Provision for income taxes	79,425	112,784	150,764	99,561	141,438
Deferred income tax benefit (provision)	6,613	(87)	22,740	—	—
Interest amortized to cost of sales	43,001	55,451	66,199	46,183	54,880
Increase in accounts payable and other liabilities	(71,781)	(96,224)	(120,976)	(63,609)	(82,453)
Increase/(decrease) in accounts receivable and other assets	(2,010)	14,702	21,399	5,729	87,254
Loss on extinguishment of debt	—	(7,570)	—	—	—
Tax benefit from stock transactions	(12,235)	(11,502)	(8,127)	—	—
Other	(954)	(1,198)	(276)	(1,279)	969
EBITDA	254,513	354,200	468,529	313,568	309,729
Less depreciation and amortization	9,453	13,220	15,755	12,100	15,311
EBIT	$245,060	$340,980	$452,774	$301,468	$294,418

  Exclusive of the $130,235 goodwill impairment charge, adjusted EBIT and adjusted EBITDA for the nine months ended June 30, 2005, were $424,653 and $439,964, respectively, and the ratios of adjusted EBIT to interest incurred and adjusted EBITDA to interest incurred during the same period were 6.61x and 6.85x, respectively.

  Adjusted net income, adjusted EBIT, adjusted EBITDA and the adjusted ratio of earnings to fixed charges for the nine months ended June 30, 2005 exclude the effects of a non-cash goodwill impairment charge of $130,235 recorded during the second quarter of fiscal 2005. Management believes that these adjusted financial results and metrics are useful to both management and investors in the analysis of the Company's financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of the goodwill impairment charge related to a previous acquisition. Adjusted net income, adjusted EBIT, adjusted EBITDA and the adjusted ratio of earnings to fixed charges are not generally accepted accounting principles (GAAP) financial measures. These adjusted numbers should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

  Below is a reconciliation (in thousands) of adjusted net income, adjusted EBIT, adjusted EBITDA and adjusted earnings (as used in the computation of the ratio of earnings to fixed charges) to net income, EBIT, EBITDA and earnings for the nine months ended June 30, 2005.

  The adjusted ratio of earnings to fixed charges is computed by dividing adjusted earnings by fixed charges. "Adjusted Earnings" consist of (i) income from operations before income taxes, plus goodwill impairment charges, (ii) amortization of previously capitalized interest, (iii) fixed charges, exclusive of capitalized interest cost and (iv) distributed income of unconsolidated joint ventures less equity in income (loss) of unconsolidated joint ventures. "Fixed charges" consist of (i) interest incurred, (ii) amortization of deferred loan costs and (iii) that portion of operating lease rental expense (33%) deemed to be representative of interest.

Net Income

Nine Months Ended June 30, 2005
Net income	$98,100
Goodwill impairment charge	130,235
Adjusted net income	$228,335

EBIT

Nine Months Ended June 30, 2005
EBIT	$294,418
Goodwill impairment charge	130,235
Adjusted EBIT	$424,653

EBITDA

Nine Months Ended June 30, 2005
EBITDA	$309,729
Goodwill impairment charge	130,235
Adjusted EBITDA	$439,964

Earnings for the computation of
the ratio of earnings to fixed charges

Nine Months Ended June 30, 2005
Earnings	$298,774
Goodwill impairment charge	130,235
Adjusted earnings	$429,009
(6)
All interest incurred is capitalized to inventory and subsequently amortized to cost of sales as homes sales are closed.

(7)
Computed by dividing earnings by fixed charges. "Earnings" consist of (i) income from operations before income taxes, (ii) amortization of previously capitalized interest, (iii) fixed charges, exclusive of capitalized interest cost and (iv) distributed income of unconsolidated joint ventures less equity in income (loss) of unconsolidated joint ventures. "Fixed charges" consist of (i) interest incurred, (ii) amortization of deferred loan costs and (iii) that portion of operating lease rental expense (33%) deemed to be representative of interest. Exclusive of the $130,235 goodwill impairment charge, the adjusted ratio of earnings to fixed charges would have been 6.27x for the nine months ended June 30, 2005. See footnote (5) for a reconciliation of adjusted earnings to earnings.

RISK FACTORS

Risks Related to Our Business

Our home sales and operating revenues could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence and declines in employment levels.

        Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our homes live, may result in more caution on the part of homebuyers and consequently fewer home purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our homes, which could cause our operating revenues to decline. A reduction in our revenues could in turn negatively affect the market price of our securities.

A substantial increase in mortgage interest rates or unavailability of mortgage financing may reduce consumer demand for our homes.

        Virtually all purchasers of our homes finance their acquisitions through lenders providing mortgage financing. A substantial increase in mortgage interest rates or unavailability of mortgage financing would adversely affect the ability of prospective first time and move-up homebuyers to obtain financing for our homes, as well as adversely affect the ability of prospective move-up homebuyers to sell their current homes. As a result, our margins, revenues and cash flows may also be adversely affected.

If we are unsuccessful in competing against our homebuilding competitors, our market share could decline or our growth could be impaired and, as a result, our financial results could suffer.

        Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Increased competition could hurt our business, as it could prevent us from acquiring attractive parcels of land on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our financial results could suffer and the value of, or our ability to service, our debt, including the notes could be adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, some of our competitors have substantially greater financial resources and lower costs of funds than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets.

We could experience a reduction in home sales and revenues or reduced cash flows due to our inability to acquire land for our housing developments if we are unable to obtain reasonably priced financing to support our homebuilding activities.

        The homebuilding industry is capital intensive, and homebuilding requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our homebuilding activities. Although we believe that internally generated funds and available borrowings under our revolving credit facility will be available to fund our capital and other expenditures (including land purchases in connection with ordinary development activities), the amounts available from such sources may not be sufficient. If such sources are not sufficient, we would seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which we may incur are limited by the terms of the indentures governing the notes and our other existing debt. See "Description of existing indebtedness." In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts, we may incur contractual penalties and fees.

Our substantial indebtedness could adversely affect our financial condition, limit our growth and make it more difficult for us to satisfy our debt obligations.

        As of June 30, 2005, assuming we had issued the entire $350 million aggregate principal amount of notes as of such date, we would have had approximately $1.3 billion, net of unamortized discount of approximately $19.5 million, of outstanding indebtedness. Our substantial indebtedness could have important consequences to us and the holders of the notes, including among other things,

  •
  cause us to be unable to satisfy our obligations under our existing or new debt agreements;

  •
  make us more vulnerable to adverse general economic and industry conditions;

  •
  make it difficult to fund future working capital, land purchases, acquisitions, general corporate purposes or other purposes; and

  •
  cause us to be limited in our flexibility in planning for, or reacting to, changes in our business.

In addition, subject to restrictions in our existing debt instruments and the indenture governing the notes, we may incur additional indebtedness. In particular, as of June 30, 2005, we had available borrowings of approximately $453.0 million under our revolving credit facility. If new debt is added to our current debt levels, the related risks that we now face could intensify. Our growth plans and our ability to make payments of principal or interest on, or to refinance our indebtedness, including the notes, will depend on our future operating performance and our ability to enter into additional debt and/or equity financings. If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt, including the notes, to sell assets or to obtain additional financing. We may not be able to do any of the foregoing on terms acceptable to us, if at all.

We are subject to extensive government regulation which could cause us to incur significant liabilities or restrict our business activities.

        Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to local, state and federal statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations such as building permit allocation ordinances and impact and other fees and taxes, which may be imposed to defray the cost of providing certain governmental services and improvements. Other governmental regulations, such as building moratoriums and "no growth" or "slow growth" initiatives, which may be adopted in communities which have developed rapidly, may cause delays in home projects or otherwise restrict our business activities resulting in reductions in our revenues. Any delay or refusal from government agencies to grant us necessary licenses, permits and approvals could have an adverse effect on our operations.

We may incur additional operating expenses due to compliance programs or fines, penalties and remediation costs pertaining to environmental regulations within our markets.

        We are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to implement time consuming and expensive compliance programs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. From time to time, the Environmental Protection Agency and similar federal or state agencies review homebuilders' compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. Our projects in California are especially susceptible to restrictive government regulations and environmental laws.

We may be subject to significant potential liabilities as a result of construction defect, product liability and warranty claims made against us.

        As a homebuilder, we have been and continue to be subject to construction defect, product liability and home warranty claims, including moisture intrusion and related mold claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

        We and certain of our subsidiaries have been and continue to be named as defendants in various construction defect claims, product liability claims, complaints and other legal actions that include claims related to moisture intrusion and mold. Furthermore, plaintiffs may in certain of these legal proceedings seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend and if we were to lose any certified class action suit, it could result in substantial potential liability for us. We record reserves for such matters in accordance with accounting principles generally accepted in the United States of America.

        With respect to certain general liability exposures, including construction defect, moisture intrusion and related mold claims and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. Although we have obtained insurance for construction defect claims, such policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Our operating expenses could increase if we are required to pay higher insurance premiums or litigation costs for claims involving construction defect and product liability claims, which could cause our net income to decline.

        The costs of insuring against construction defect and product liability claims are high, and the amount and scope of coverage offered by insurance companies is currently limited. This coverage may be further restricted and may become more costly.

        Increasingly in recent years, lawsuits (including class action lawsuits) have been filed against builders, asserting claims of personal injury and property damage caused by the presence of mold in residential dwellings. Our insurance may not cover all of the claims, including personal injury claims, arising from the presence of mold, or such coverage may become prohibitively expensive. If we are not able to obtain adequate insurance against these claims, we may experience losses that could reduce our net income and restrict our cash flow available to service debt.

        Historically builders have recovered from subcontractors and their insurance carriers a significant portion of the construction defect liabilities and costs of defense that the builders have incurred. Insurance coverage available to subcontractors for construction defects is becoming increasingly expensive, and the scope of coverage is restricted. If we cannot effectively recover from our subcontractors or their carriers, we may suffer greater losses which could decrease our net income.

        Builders' ability to recover against any available insurance policy depends upon the continued solvency and financial strength of the insurance carrier that issued the policy. Many of the states in which we build homes have lengthy statutes of limitations applicable to claims for construction defects. To the extent that any carrier providing insurance coverage to us or our subcontractors becomes insolvent or experiences financial difficulty in the future, we may be unable to recover on those policies and our net income may decline.

We are dependent on the services of certain key employees, and the loss of their services could hurt our business.

        Our future success depends upon our ability to attract, train, assimilate and retain skilled personnel. If we are unable to retain our key employees or attract, train, assimilate or retain other skilled personnel in the future, it could hinder our business strategy and impose additional costs of identifying and training new individuals. Competition for qualified personnel in all of our operating markets is intense. A significant increase in the number of our active communities would necessitate the hiring of a significant number of additional construction managers, who are in short supply in our markets.

We are dependent on the continued availability and satisfactory performance of our subcontractors, which, if unavailable, could have a material adverse effect on our business.

        We conduct our construction operations only as a general contractor. Virtually all construction work is performed by unaffiliated third-party subcontractors. As a consequence, we depend on the continued availability of and satisfactory performance by these subcontractors for the construction of our homes. There may not be sufficient availability of and satisfactory performance by these unaffiliated third-party subcontractors in the markets in which we operate. In addition, inadequate subcontractor resources could have a material adverse effect on our business.

We experience fluctuations and variability in our operating results on a quarterly basis and, as a result, our historical performance may not be a meaningful indicator of future results.

        Our operating results in a future quarter or quarters may fall below expectations of securities analysts or investors and, as a result, the market value of the notes may fluctuate. While we have reported positive annual net income for each of the past five fiscal years, we historically have experienced, and expect to continue to experience, variability in home sales and net earnings on a quarterly basis. As a result of such variability, our historical performance may not be a meaningful indicator of future results. Our quarterly results of operations may continue to fluctuate in the future as a result of a variety of both national and local factors, including, among others,

  •
  the timing of home closings and land sales;

  •
  our ability to continue to acquire additional land or secure option contracts to acquire land on acceptable terms;

  •
  conditions of the real estate market in areas where we operate and of the general economy;

  •
  seasonal home buying patterns; and

  •
  other changes in operating expenses, including the cost of labor and raw materials, personnel and general economic conditions.

The occurrence of natural disasters could increase our operating expenses and reduce our revenues and cash flows.

        The climates and geology of many of the states in which we operate, including California, Florida, Georgia, North Carolina, South Carolina, Tennessee and Texas, present increased risks of natural disasters. To the extent that hurricanes, severe storms, earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, our homes under construction or our building lots in such states could be damaged or destroyed, which may result in losses exceeding our insurance coverage. Any of these events could increase our operating expenses, impair our cash flows and reduce our revenues, which could in turn negatively affect the market price of our securities.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

        Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflict with Iraq, may cause disruption to the economy, our company, our employees and our customers, which could adversely affect our revenues, operating expenses, and financial condition.

Risks Related to the Notes, the Offering and the Exchange

We may be unable to generate sufficient cash to service our debt obligations and make payments on the notes.

        Our ability to pay our expenses and to pay the principal of and interest on the notes and our other debt depends on our ability to generate positive cash flows in the future. Our operations may not generate cash flows in an amount sufficient to enable us to pay the principal of and interest on our debt (including the notes) or to fund other liquidity needs.

        Our annual debt service obligations vary from year to year, principally due to the variable interest rates on our credit facility and our level of borrowings under the credit facility. As of June 30, 2005, our annual debt service obligations were approximately $105.3 million. Furthermore, on June 15, 2011 and June 15, 2014 the holders of our $180.0 million principal amount of 4 5/8% Convertible Senior Notes due 2024 have the right to require us to purchase those notes for cash at a purchase price equal to 100% of the principal amount of those notes plus accrued and unpaid interest.

        If we do not have sufficient cash flows from operations, we may be required to incur additional indebtedness, refinance all or part of our existing debt (including the notes) or sell assets. Our ability to borrow funds under our credit facility in the future will depend on our meeting the financial covenants in such credit facility, and sufficient borrowings may not be available to us. In addition, the terms of existing or future debt agreements may restrict us from effecting any of these alternatives. Any inability to generate sufficient cash flows or refinance our debt on favorable terms could significantly adversely affect our financial condition, the value of the notes and our ability to pay the principal of and interest on our debt, including the notes.

We may be unable to meet our debt service obligations, including under the notes, if our subsidiaries are unable to make distributions to us.

        We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations depends upon our receipt of dividends from our subsidiaries. Subject to the restrictions contained in our other outstanding debt, future borrowings by our subsidiaries could contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. In addition, under applicable law, our subsidiaries could be limited in the amounts that they are permitted to pay us as dividends on their capital stock.

Our indentures and our other debt instruments impose significant operating and financial restrictions which may limit our ability to operate our business.

        The indentures for the notes and our other outstanding notes and our other debt instruments impose significant operating and financial restrictions on us. These restrictions will limit our ability to, among other things:

  •
  borrow money;

  •
  pay dividends or make distributions on, or purchase or redeem, stock;

  •
  make investments and extend credit;

  •
  engage in transactions with our affiliates;

  •
  consummate certain asset sales;

  •
  consolidate or merge with another entity or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

  •
  create liens on our assets.

        We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

        In addition, the indentures governing the notes and our other outstanding notes and our other debt instruments require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives in order to avoid an event of default. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that any failure to meet those tests will be waived. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, some or all of our outstanding debt, together with accrued interest and other fees, could be declared immediately due and payable.

If a court voids the guarantees or finds them unenforceable, note holders may only submit creditor claims against us and any subsidiary guarantors whose obligations are not set aside.

        The notes are guaranteed by all of our existing and future subsidiaries (other than certain of our title and warranty subsidiaries) that are significant. The guarantee of any particular subsidiary guarantor may be subject to review and possible avoidance under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance and fraudulent transfer laws if a bankruptcy or reorganization case is commenced by or against such subsidiary guarantor or a lawsuit is commenced or a judgment is obtained by an unpaid creditor of such subsidiary guarantor. If a guarantee is voided as a fraudulent conveyance or fraudulent transfer or found to be unenforceable for any other reason, you will not have a claim against that subsidiary guarantor and will only be a creditor of ours or any subsidiary guarantor whose obligation was not set aside or found to be unenforceable.

The notes are unsecured and effectively subordinated to any secured indebtedness that we or the subsidiary guarantors may incur, which means note holders may recover less than the lenders of secured debt in the event of our bankruptcy or liquidation.

        The notes are our unsecured obligations. While we and the subsidiary guarantors currently do not have any material secured debt, the indenture governing the notes does not restrict our or our subsidiaries' ability to incur debt or to secure indebtedness without equally and ratably securing the notes. If we become insolvent or are liquidated, or if payment under any of our secured debt obligations is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under collateral before the holders of the notes. As a result, the notes will be effectively subordinated to any secured indebtedness we may incur in the future to the extent of the value of the assets securing that indebtedness, and the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. In addition, guarantees of the subsidiary guarantors will also be unsecured. Any secured indebtedness that these subsidiaries may incur will similarly be effectively senior to such guarantee obligations.

There is no established trading market for the new notes, which means there are uncertainties regarding the ability of a holder to dispose of the new notes and the potential sale price.

        The new notes will constitute a new issue of securities and there is no established trading market for the new notes, which means you may be unable to sell your notes at a particular time and the prices that you receive when you sell your notes might not be favorable. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchaser of the original notes has advised us that it intends to make a market in the new notes, but it is not obligated to do so. The initial purchaser may discontinue any market making in the new notes at any time, in its sole discretion. As a result, an active trading market for the new notes may not develop.

        The trading market for the new notes or, in the case of any holders of original notes that do not exchange them, the trading market for the original notes following the offer to exchange the original notes for the new notes, may not be liquid. Future trading prices of the notes will depend on many factors, including

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the original notes for the new notes; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions, which could reduce the market price of our securities.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

        Upon the occurrence of a "change of control," as defined in the indenture related to the notes, each holder of notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest as of the date of repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our credit facility. In addition, the indentures governing our 8 3/8% Senior Notes due 2011, our 8 3/8% Senior Notes due 2012 and our 6 1/2% Senior Notes due 2013 also require us to purchase such notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest upon the occurrence of a change of control. Under the indenture governing our 4 5/8% Convertible Senior Notes due 2024, the holders of those notes may require us to purchase such notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest upon the occurrence of a change of control. Furthermore, a change of control may constitute an event of default under our credit facility. A default under our credit facility would result in an event of default under the indenture if the lenders were to accelerate the debt under our credit facility.

        If a change of control occurs, we may not have enough assets to satisfy all obligations under the indenture related to the notes and our other debt instruments. The source of funds for any purchase of notes pursuant to a change of control will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets or sales of equity. If we did not have sufficient cash on hand, we could seek to refinance the indebtedness under our credit facility, the notes and our other outstanding notes or obtain a waiver from the lenders. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. In addition, the terms of our credit facility limit our ability to purchase the notes in those circumstances and any of our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow such repurchase.

We could enter into transactions that would not constitute a change of control giving rise to an obligation to repurchase the notes, but that could substantially increase the amount of our indebtedness.

        The holders of notes have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring unless such transaction results in a "change of control" as such term is defined in the indenture governing the notes. Consequently, the change of control provisions of the indenture may not afford the holders of the notes any protection in a highly leveraged transaction, including a transaction initiated by us, if the transaction does not result in a change of control or otherwise result in an event of default under the indenture. Such transactions could affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes by affecting the value of the notes or the note holders' access to our and our subsidiaries' assets for repayment.

Note holders may not be entitled to require us to repurchase the notes in connection with certain transactions because the term "all or substantially all" in the context of a change of control has no clearly established meaning under the relevant law.

        One of the ways a change of control can occur under the indenture governing the notes is upon a sale of all or substantially all of our assets. The meaning of the phrase "all or substantially all" as used in that definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under applicable law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a change of control has occurred and whether you have the right to require us to repurchase the notes.

If you fail to exchange your original notes, you will face restrictions that will make the sale or transfer of your original notes more difficult.

        If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act. To the extent other original notes are tendered and accepted in the exchange offer and you elect not to exchange your original notes, the trading market, if any, for your original notes would be adversely affected because your original notes will be less liquid than the new notes. See "The Exchange Offer-Consequences of Failure to Exchange."

Some holders that exchange their original notes may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their new notes.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you may face additional burdens on the transfer of your notes and could incur liability for failure to comply with applicable requirements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that that the results described in this prospectus will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will," "goal," "target" or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus. Except as may be required under applicable law, we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned: "Summary" and "Risk Factors." Additional information about factors that could lead to material changes in performance is contained in our filings with the Securities and Exchange Commission, referred to in this prospectus as the SEC. Such factors may include:

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  economic changes nationally or in our local markets;

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  volatility of mortgage interest rates and inflation;

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  increased competition;

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  shortages of skilled labor or raw materials used in the production of houses;

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  increased prices for labor, land and raw materials used in the production of houses;

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  increased land development costs on projects under development;

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  the cost and availability of insurance, including the availability of insurance for the presence of mold;

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  the impact of construction defect and home warranty claims;

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  a material failure on the part of Trinity Homes LLC to satisfy the conditions of the class action settlement agreement;

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  any delays in reacting to changing consumer preference in home design;

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  terrorist acts and other acts of war;

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  changes in consumer confidence;

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  delays or difficulties in implementing initiatives to reduce our production and overhead cost structure;

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  delays in land development or home construction resulting from adverse weather conditions;

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  potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

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  changes in accounting policies, standards, guidelines or principles, as may be adopted by regulatory agencies as well as the Financial Accounting Standards Board;

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  the failure of our improvement plan for the Midwest and strategies to broaden target price points and lessen dependence on the entry-level segment in certain markets to achieve desired results; or

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  other factors over which we have little or no control.

        Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

THE EXCHANGE OFFER

Terms of the Exchange Offer

  Purpose of the Exchange Offer

        We sold $300 million in principal amount of the original notes on June 8, 2005 and $50 million in principal amount of the original notes on July 19, 2005, in transactions exempt from the registration requirements of the Securities Act. The initial purchaser of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

        In connection with the sale of original notes to the initial purchaser pursuant to purchase agreements, dated June 1, 2005 and June 14, 2005, among us and the initial purchaser named therein, the holders of the original notes became entitled to the benefits of registration rights agreements dated June 8, 2005 and July 19, 2005, respectively, among us, the guarantors named therein and the initial purchaser.

        The registration rights agreements provide that:

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  Beazer Homes will file an exchange offer registration statement with the SEC;

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  Beazer Homes will use its commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933;

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  Unless the exchange offer would not be permitted by applicable law or SEC policy, Beazer Homes will use its commercially reasonable efforts to, on or prior to 180 days after June 8, 2005, with respect to the $300 million principal amount of notes sold on June 8, 2005, or July 19, 2005, with respect to the $50 million principal amount of notes sold on July 19, 2005, complete the exchange of the new notes for all original notes tendered prior thereto in the exchange offer; and

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  Beazer Homes will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law or otherwise extended by Beazer Homes, at its option) after the date notice of the registered exchange offer is mailed to the holders of the original notes.

        The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreements. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

        We will accept validly tendered original notes promptly following the expiration of the tender offer by giving oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuer and delivering new notes to such holders.

        If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes promptly after the expiration date.

        Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "Fees and Expenses."

  Shelf Registration Statement

        Pursuant to the registration rights agreements, we have agreed to file a shelf registration statement if:

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  Beazer Homes is not permitted to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy,

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  the exchange offer is not consummated within 180 days after the issue date of the original notes,

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  any holder (other than the initial purchaser) is prohibited by law or the applicable interpretations of the SEC from participating in the exchange offer,

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  in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours),

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  the initial purchaser so requests with respect to original notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution, or

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  the initial purchaser of the original notes requests that we file such a shelf registration with respect to original notes not eligible to be exchanged for new notes in the registered exchange offer or, in the case of any initial purchaser that participates in any registered exchange offer, such initial purchaser does not receive freely tradable exchange securities.

        A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the applicable registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

        We have agreed to file a shelf registration statement with the SEC as promptly as practicable, but in no event more than 45 days after being so required, and thereafter use our reasonable best efforts to cause a shelf registration statement to be declared effective by the SEC with 90 days after being so required (provided that in no event shall such effectiveness be required prior to 180 days following the issue date of the original notes). In addition, we agreed to use our commercially reasonable efforts to keep that shelf registration statement continually effective, supplemented and amended for a period of two years following the date the shelf registration statement is declared effective (or for a period of one year from the date the shelf registration statement is declared effective and such shelf registration statement is filed at the request of the initial purchaser), or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

  Additional Interest in Certain Circumstances

        If any of the following, each a "registration default," occurs:

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  the exchange offer is not completed on or before the 180th calendar day following the issue date of the original notes or, if that day is not a business day, then the next succeeding day that is a business day; or

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  the shelf registration statement is required to be filed but is not filed or declared effective within the time periods required by the registration rights agreements or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions), the interest rate borne by the notes as to which the registration default has occurred will be increased by 0.25% per annum upon the occurrence of a registration default. This rate will continue to increase by 0.25% each 90-day period that the liquidated damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.0%) per year. We refer to this increase in the interest rate on the notes as "liquidated damages." Such interest is payable in addition to any other interest payable from time to time with respect to the notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of liquidated damages will stop and the interest rate will revert to the original rate.

        Under certain circumstances, we may delay the filing or the effectiveness of the exchange offer or the shelf registration and shall not be required to maintain its effectiveness or amend or supplement it for a period of up to 60 days during any 12-month period. Any delay period will not alter our obligation to pay liquidated damages with respect to a registration default.

        The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payment dates as the original notes.

  Expiration Date; Extensions; Amendment

        We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right

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  to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

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  to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes. (We are required to extend the offering period for certain types of changes in the terms of the exchange offer, for example, a change in the consideration offered or percentage of original notes sought for tender.)

        All conditions set forth under "Conditions," except such conditions that involve regulatory approvals, must be satisfied or waived prior to the expiration date.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

        Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

        The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

        Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes are tendered:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

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  for the account of an eligible guarantor institution.

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

        If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful. We also reserve the absolute right to waive any irregularities or defects as to the original notes. If we waive any condition of the notes for any note holder, we will waive such condition for all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the absolute right in our sole discretion to:

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  purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

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  to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering, each holder will represent to us that, among other things:

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  such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

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  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

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  neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

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  if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their original notes and

  •
  whose original notes are not immediately available; or

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  who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

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  who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, may effect a tender if:

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  the tender is made by or through an "eligible guarantor institution";

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  prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such "eligible guarantor institution" a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent's message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent's message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the depositor, who is the person having deposited the original notes to be withdrawn;

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  identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited;

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender; and

  •
  specify the name in which any such original notes are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "Exchange Offer Procedures" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if:

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  in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

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  any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

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  any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

        If we determine in our reasonable discretion that any of the foregoing conditions exist, we may

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders;

  •
  extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Exchange Agent

        We have appointed U.S. Bank National Association as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to U.S. Bank National Association addressed as follows:

By Mail, Overnight Courier or Hand Delivery:

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN 55107
Attention: Specialized Finance Department
Reference: Beazer Homes USA, Inc. Exchange

By Facsimile:

(651) 495-8158
Attention: Specialized Finance Department
Reference: Beazer Homes USA, Inc. Exchange

To Confirm by Telephone or for Information:

(800) 934-6802
Reference: Beazer Homes USA, Inc. Exchange

        U.S. Bank National Association is the trustee under the indenture governing the original notes and the new notes.

Fees and Expenses

        We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by U.S. Bank National Association as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

        We will pay U.S. Bank National Association as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

        Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations to register an exchange offer of the new notes for the original notes required by the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

        The net proceeds from the sale of the original notes after deducting the discounts and commissions to the initial purchasers and estimated offering expenses were approximately $343.0 million. A portion of the net proceeds that we received from the sale of the original notes was used to repay our existing $200 million term loan which bore interest at a variable rate (4.875% at June 8, 2005) and had a maturity date of June 2008 and the remainder will be used for general corporate purposes.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2005 and as adjusted to give effect to the sale of the $50 million aggregate principal amount of original notes, net of discount, in July 2005. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, incorporated herein by reference.

	As of June 30, 2005
	Actual	As Adjusted
	($ in thousands)
Debt:
Revolving credit facility(1)	$—	$—
8 5/8% Senior Notes due 2011 (net of discount $2,021)	197,979	197,979
8 3/8% Senior Notes due 2012 (net of discount of $4,784)	345,216	345,216
6 1/2% Senior Notes due 2013 (net of discount of $1,599)	198,401	198,401
4 5/8% Convertible Senior Notes due 2024 (net of discount of $5,130)	174,870	174,870
Other notes	39,459	39,459
6.875% Notes from offering (net of discount of $5,426 and $5,926)	294,574	344,074

Total Debt	$1,250,499	$1,299,999
Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized and no shares issued and outstanding	$—	$—
Common stock, $.001 par value; 80,000,000 shares authorized; 41,670,858 shares issued and outstanding(2)	42	42
Additional paid-in capital	517,863	517,863
Retained earnings	830,095	830,095
Unearned restricted stock	(14,121)	(14,121)

Total stockholders' equity	$1,333,879	$1,333,879

Total capitalization	$2,584,378	$2,633,878

(1)
As of June 30, 2005, there were no outstanding borrowings under our revolving credit facility. At that date, prior to and after giving effect to the sale of the $50 million aggregate principal amount of original notes in July 2005, we would have had available borrowings of $453.0 million under our revolving credit facility.

(2)
Excludes an aggregate of 2,052,768 shares of our common stock reserved for outstanding options and restricted stock units under our Amended and Restated 1994 Stock Incentive Plan, Amended and Restated 1999 Stock Incentive Plan and our Non-Employee Director Stock Option Plan.

DESCRIPTION OF OTHER EXISTING INDEBTEDNESS

The revolving credit facility; the term loan

        We entered into an amended and restated credit facility, dated as of May 28, 2004, among Beazer Homes, Bank One, NA, as agent, and the other banks party thereto which provides for a four-year revolving line of credit and a $200.0 million term loan. The term loan was repaid with a portion of the proceeds of the sale of the original notes.

        The revolving credit facility provides for up to $550.0 million of unsecured borrowings, which may be increased to $800.0 million under certain circumstances. Borrowings under the revolving credit facility generally bear interest at a fluctuating rate based upon the corporate base rate of interest announced by Bank One, NA or LIBOR. All outstanding borrowings under the revolving credit facility will be due on June 1, 2008.

        Available borrowings under the revolving credit facility are limited to certain percentages of homes under contract, unsold homes, land and accounts receivable. At June 30, 2005, we had no borrowings outstanding and had available borrowings of approximately $453.0 million under our revolving credit facility.

        Our credit facility contains operating and financial covenants. These financial covenants are based on definitions contained in the credit facility. The financial covenants provide that our:

  •
  minimum consolidated tangible net worth may not be less than $662.0 million plus 50% of net income earned after March 31, 2004 plus 50% of the net proceeds received after March 31, 2004 from the sale or issuance of our common equity. However, if we consummate an acquisition for a total consideration of $100.0 million or more, then our consolidated tangible net worth may not be less than 80% of our consolidated tangible net worth immediately following the acquisition plus 50% of net income earned after the acquisition plus 50% of the net proceeds received after the acquisition from the sale or issuance of our common equity;

  •
  ratio of consolidated debt to consolidated net worth may not exceed 2.25 to 1 at any time our interest coverage ratio is at least 2.5 to 1. If our interest coverage ratio is less than 2.5 to 1, then our ratio of consolidated debt to consolidated net worth may not exceed 2.0 to 1;

  •
  outstanding borrowing base debt may not exceed the borrowing base at any time the revolving credit facility and the term loan do not have an S&P rating of BBB- or higher or a Moody's rating of Baa3 or higher;

  •
  interest coverage ratio must be at least 2.0 to 1.0; and

  •
  ratio of adjusted land value to the sum of our consolidated tangible net worth plus 50% of our consolidated subordinated debt may not exceed 1.0 to 1.0.

        For purposes of the last covenant described above, "adjusted land value" is defined as the book value of land owned by us and our subsidiaries, less (i) the sum of (a) the book value of finished lots subject to a contract of sale and (b) the lesser of (x) the product of the number of housing units with respect to which we and our subsidiaries entered into contracts of sale during the six-month period ending on the measurement date multiplied by the average book value of all finished lots as of such date and (y) 40% of consolidated tangible net worth as of such date.

        We expect to comply with each of the financial and operational covenants in our amended and restated credit facility.

        The credit facility does not restrict distributions to us by our subsidiaries.

The 8 5/8% senior notes

        In May 2001, we issued $200.0 million principal amount of our 8 5/8% Senior Notes, which mature on May 15, 2011. All of our 8 5/8% Senior Notes are currently outstanding. Interest on the 8 5/8% Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 8 5/8% Senior Notes in whole or in part at any time after May 15, 2006, at a redemption price initially set at 104.3125% of the principal amount, declining ratably to 100% of the principal amount thereof on or after May 15, 2009, in each case together with accrued interest. The 8 5/8% Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        The indenture governing the 8 5/8% Senior Notes contains certain restrictive covenants, including covenants which restrict our ability and our subsidiaries ability from (i) declaring any dividends or making other distributions on, or redeeming our equity securities, including our common stock; (ii) redeeming or otherwise acquiring any of our subordinated indebtedness or certain indebtedness of our subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the indenture governing the 8 5/8% Senior Notes. In addition, the indenture governing the 8 5/8% Senior Notes provides that in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or, in certain circumstances, upon sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 8 5/8% Senior Notes.

The 8 3/8% senior notes

        In April 2002, we issued $350.0 million principal amount of our 8 3/8% Senior Notes, which mature on April 15, 2012. All of our 8 3/8% Senior Notes are currently outstanding. Interest on the 8 3/8% Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 8 3/8% Senior Notes in whole or in part at any time after April 15, 2007, at a redemption price initially set at 104.188% of the principal amount, declining ratably to 100% of the principal amount thereof on or after April 15, 2010, in each case together with accrued interest. A portion of the 8 3/8% Senior Notes may also be redeemed prior to April 2005 under certain conditions. The 8 3/8% Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        The indenture governing the 8 3/8% Senior Notes contains certain restrictive covenants, including covenants which restrict our ability and our subsidiaries ability from (i) declaring any dividends or making other distributions on, or redeeming our equity securities, including our common stock; (ii) redeeming or otherwise acquiring any of our subordinated indebtedness or certain indebtedness of our subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the indenture governing the 8 3/8% Senior Notes. In addition, the indenture governing the 8 3/8% Senior Notes provides that in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or, in certain circumstances, upon the sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 8 3/8% Senior Notes.

The 6 1/2% senior notes

        In November 2003 we issued $200.0 million principal amount of our 6 1/2% Senior Notes which mature on November 15, 2013. All of our 6 1/2% Senior Notes are currently outstanding. Interest on the

6 1/2% Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 6 1/2% Senior Notes in whole or in part at any time after November 2008, at a redemption price initially set at 103.250% of the principal amount, declining ratably to 100% of the principal amount thereof on or after November 15, 2011, in each case together with accrued interest. We may redeem the 6 1/2% Senior Notes, in whole or in part, at any time before November 15, 2008 at a redemption price equal to the principal amount thereof plus a "make-whole" premium, plus accrued and unpaid interest. A portion of such notes may also be redeemed prior to November 15, 2006 under certain conditions. The 6 1/2% Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        The indenture governing the 6 1/2% Senior Notes contains certain restrictive covenants, including covenants which restrict our ability and our subsidiaries ability from (i) declaring any dividends or making other distributions on, or redeeming our equity securities, including our common stock; (ii) redeeming or otherwise acquiring any of our subordinated indebtedness or certain indebtedness of our subsidiaries; (iii) making certain investments; (iv) incurring additional indebtedness; (v) selling or leasing assets or property not in the ordinary course of business; (vi) undergoing certain fundamental changes (such as mergers, consolidations and liquidations); (vii) creating certain liens; (viii) entering into certain transactions with affiliates; and (ix) imposing additional future restrictions on upstream payments from certain subsidiaries, all as set forth in the indenture governing the 6 1/2% Senior Notes. In addition, the indenture governing the 6 1/2% Senior Notes provides that in the event of defined changes in control or if our consolidated tangible net worth falls below a specified level or, in certain circumstances, upon the sale of assets, we are required to make an offer to repurchase certain specific amounts of outstanding 6 1/2% Senior Notes.

The 4 5/8% convertible senior notes

        In June 2004 we issued $180.0 million principal amount of our 4 5/8% Convertible Senior Notes which mature on June 15, 2024. All of our 4 5/8% Convertible Senior Notes are currently outstanding. Interest on the 4 5/8% Convertible Senior Notes is payable semiannually. We are permitted, at our option, to redeem the 4 5/8% Convertible Senior Notes in whole or in part at any time on or after June 15, 2009, at a redemption price initially set at 101.321% of the principal amount, declining to 100% of the principal amount after June 15, 2011, plus accrued and unpaid interest, including contingent interest, if any, to such redemption date. Holders have the right to require us to purchase all or any portion of the Convertible Senior Notes for cash on June 15, 2011, June 15, 2014 and June 15, 2019 or if we undergo a fundamental change, as defined in the indenture governing such notes. If we are required by the holders to purchase the 4 5/8% Convertible Senior Notes, we will pay a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including contingent interest, if any, to such purchase date. The 4 5/8% Convertible Senior Notes are unsecured and rank pari passu with, or senior in right of payment to, all our other existing and future indebtedness.

        If during any six month period from June 15 to December 14 or from December 15 to June 14 commencing on or after June 15, 2009 for which the average trading price of the notes for the applicable five trading day reference period equals or exceeds 120% of the principal amount of the notes as of the day immediately preceding the first day of the applicable six month interest period, we will be required to pay contingent interest to the holders of the 4 5/8% Convertible Senior Notes. The amount of contingent interest payable per $1,000 of principal amount in respect of any six month interest period will be equal to 0.25% of the average trading price of a note for the applicable five trading day reference period. The five trading day reference period means the five trading days ending on the second trading day immediately preceding the relevant six month interest period.

        The 4 5/8% Convertible Senior Notes are convertible by holders into shares of our common stock at an initial conversion rate of 19.44 shares of our common stock per $1,000 principal amount (subject to adjustment for customary reasons), representing an initial conversion price of $51.44 per share of common stock (adjusted for our March 2005 three-for-one stock split). The 4 5/8% Convertible Senior Notes are convertible if the price of our common stock is equal to or greater than 120% of the conversion price for 20 of the last 30 consecutive trading days of a calendar quarter and under certain other circumstances as more fully described in the indenture governing such notes.

        The indenture governing the 4 5/8% Convertible Senior Notes contains certain restrictive covenants which limit our ability and our subsidiaries ability to merge or consolidate or to sell, lease or otherwise dispose of all or substantially all of our assets.

        All of our significant subsidiaries are full and unconditional guarantors of the notes and our 8 5/8% Senior Notes, 8 3/8% Senior Notes, 6 1/2% Senior Notes and 4 5/8% Convertible Senior Notes and our obligations under our credit facility. Each significant subsidiary is a 100% owned subsidiary of ours. Certain of our title and warranty subsidiaries do not guarantee our senior notes or our credit facility.

DESCRIPTION OF THE NOTES

        Definitions for certain defined terms may be found under "—Certain definitions" appearing below. References in this "Description of the notes" to the "Company" refer to Beazer Homes USA, Inc. only and not to any of its subsidiaries unless the context otherwise requires.

        The original notes were, and the new notes will be, issued as a series of securities under an Indenture, dated April 17, 2002, and a Fifth Supplemental Indenture, dated as of June 8, 2005 (as so supplemented, the "Indenture"), among the Company, the Guarantors and U.S. Bank National Association (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Wherever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference. A copy of the Indenture will be made available to any holder of the notes upon request to the Company.

General

        The original notes are, and the new notes will be, general unsecured senior obligations of the Company in the aggregate principal amount of $350 million. The Company may issue additional notes from time to time subject to the limitations set forth under "Certain covenants—Limitations on additional indebtedness." The original notes are, and the new notes will be, guaranteed by each of the Subsidiary Guarantors pursuant to the guarantees (the "Subsidiary Guarantees") described below. We refer herein to the new notes and the original notes collectively as the notes.

        The Indebtedness represented by the notes ranks pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not, by its terms, expressly subordinated in right of payment to the notes. The Subsidiary Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees.

        Substantially all of the operations of the Company are conducted through the Subsidiary Guarantors, which comprise all of the significant subsidiaries of the Company. As a result, the Company is dependent upon the earnings and cash flow of the Subsidiary Guarantors to meet its obligations, including obligations with respect to the notes.

        Secured creditors of the Company will have a claim on the assets which secure the obligations of the Company to such creditors prior to claims of holders of the notes against those assets. At June 30, 2005, assuming we had issued the entire $350 million aggregate principal amount of notes as of such date, the total Indebtedness of the Company would have been approximately $1.3 billion, net of unamortized discount of $19.5 million, none of which was subordinated to the notes or the Subsidiary Guarantees. Secured creditors of the Subsidiary Guarantors will have a claim on the assets which secure the obligations of such Subsidiary Guarantors prior to claims of holders of the notes against those assets.

        The Indenture relating to the notes contains certain limitations on the ability of the Company and its Restricted Subsidiaries to create Liens and incur additional Indebtedness. In addition to certain other Permitted Liens, the Company and its Restricted Subsidiaries may create Liens securing Indebtedness permitted under the Indenture, provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) does not exceed 40% of Consolidated Tangible Assets. As of the Issue Date, each of the Company's Subsidiaries, other than minor Subsidiaries and those Subsidiaries specifically named in the definition of "Unrestricted

Subsidiary," will be a Restricted Subsidiary. See "Certain covenants—Limitations on additional indebtedness."

        The original notes bear interest, and the new notes will bear interest, at the rate of 6 7/8% per annum from June 8, 2005, or as to the new notes, from the last interest payment date on which interest was paid on the original notes surrendered in exchange for the new notes, payable on January 15 and July 15 of each year, commencing on January 15, 2006, to holders of record (the "Holders") at the close of business on January 1 or July 1, as the case may be, immediately preceding the respective interest payment date. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive payment in respect of interest on such original notes accrued to the date of issuance of the new notes. The notes will mature on July 15, 2015, and will be issued in denominations of $1,000 and integral multiples thereof.

        Principal, premium, if any, and interest on the notes will be payable, and the notes may be presented for registration of transfer or exchange, at the offices of the Trustee. Payments must be paid by check mailed to the registered addresses of the Holders. The Holders must surrender their notes to the Paying Agent to collect principal payments. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with certain transfers or exchanges of the notes. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company may subsequently act as the Paying Agent and/or the Registrar and the Company may change any Paying Agent and/or any Registrar without prior notice to the Holders.

Optional redemption

        The Company may redeem all or any portion of the notes at any time and from time to time on or after July 15, 2010 and prior to maturity at the following redemption prices (expressed in percentages of the principal amount thereof) together, in each case, with accrued and unpaid interest to the date fixed for redemption, if redeemed during the 12-month period beginning on July 15 of each year indicated below:

Year	Percentage
2010	103.438%
2011	102.292%
2012	101.146%
2013 and thereafter	100.000%

        In addition, on or prior to July 15, 2008, the Company may, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture with the net proceeds of an Equity Offering at 106.875% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption; provided, that at least 65% of the aggregate principal amount of the notes issued under the Indenture remain outstanding after such redemption.

        Prior to July 15, 2010, we may at our option redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        "Applicable Premium" means, with respect to a note at any redemption date, the greater of (i) 1.00% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on July 15, 2010 (such redemption price being described in the second paragraph of this "—Optional redemption" section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through

July 15, 2010 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after July 15, 2010, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50% per annum.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to July 15, 2010, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to July 15, 2010.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means UBS Securities LLC and its successors and assigns, and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

        In the event less than all of the notes are to be redeemed at any time, selection of the notes to be redeemed will be made by the Trustee from among the outstanding notes on a pro rata basis, by lot or by any other method permitted by the Indenture. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder whose notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Mandatory offers to purchase the notes

        The Indenture requires the Company

            (i)  to offer to purchase all of the outstanding notes upon a Change of Control of the Company,

           (ii)  to offer to purchase a portion of the outstanding notes using Net Proceeds neither used to repay certain Indebtedness nor used or invested as provided in the Indenture, or

          (iii)  to offer to purchase 10% of the original outstanding principal amount of the notes in the event that, at the end of any two consecutive fiscal quarters, the Company's Consolidated Tangible Net Worth is less than $85 million; provided that no such offer shall be required if, following such two fiscal quarters but prior to the date the Company is required to make such offer, capital in cash or cash equivalents is contributed to the Company in an Equity Offering sufficient to increase the Company's Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or greater than $85 million. See "Certain covenants—Change of control," "—Disposition of proceeds of asset sales" and "—Maintenance of consolidated tangible net worth."

        None of the provisions relating to an offer to purchase is waivable by the Board of Directors of the Company. If an offer to purchase upon a Change of Control or otherwise were to be required, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all notes that the Company is required to purchase. In addition, the Company's ability to finance the purchase of notes may be limited by the terms of its then existing borrowing agreements. Failure by the Company to purchase the notes when required will result in an Event of Default with respect to the notes.

        If an offer is made to purchase notes as a result of a Change of Control or otherwise, the Company will comply with applicable law, including, without limitation, Section 14(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14e-1 thereunder, if applicable.

        The Change of Control feature of the notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

The subsidiary guarantees

        Each of the Subsidiary Guarantors will (so long as they remain Subsidiaries of the Company) unconditionally guarantee on a joint and several basis all of the Company's obligations under the notes, including its obligations to pay principal, premium, if any, and interest with respect to the notes. Each of the Subsidiary Guarantees will be an unsecured obligation of the Subsidiary Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of such Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee. Except as provided in "Certain covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors.

        The Indenture provides that each Restricted Subsidiary (other than, in the Company's discretion, any Restricted Subsidiary the assets of which have a book value of not more than $5 million) is a Subsidiary Guarantor and, at the Company's discretion, any Unrestricted Subsidiary may be a Subsidiary Guarantor.

        The Indenture provides that if all or substantially all of the assets of any Subsidiary Guarantor or all of the capital stock of any Subsidiary Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Proceeds from such Asset Sale are used in accordance with the covenant "Disposition of proceeds of asset sales," then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its Subsidiary Guarantee obligations.

        Upon the release of a guarantee by a Subsidiary Guarantor under all then outstanding Applicable Debt, at any time after the suspension of certain covenants as provided below under the caption "Limitation of applicability of certain covenants if the notes are rated investment grade," the Subsidiary Guarantee of such Subsidiary Guarantor under the Indenture will be released and discharged at such time and no Restricted Subsidiary thereafter acquired or created will be required to be a Subsidiary Guarantor; provided that the foregoing shall not apply to any release of any Subsidiary Guarantor done in contemplation of, or in connection with, any cessation of the notes being rated Investment Grade. In the event that (1) any such released Subsidiary Guarantor thereafter guarantees any Applicable Debt (or if any released guarantee under any Applicable Debt is reinstated or renewed) or (2) the Extinguished Covenants (as defined in "Limitation of applicability of certain covenants if the notes are rated investment grade") cease to be suspended as described under "Limitation of applicability of certain covenants if the notes are rated investment grade," then any such released Subsidiary Guarantor and any other Restricted Subsidiary of the Company then existing will guarantee the notes on the terms and conditions set forth in the Indenture.

        "Applicable Debt" means all Indebtedness of the Company or any of its Restricted Subsidiaries (i) under the Bank Credit Facility or (ii) that is publicly traded (including in the Rule 144A market), including without limitation the Company's senior notes and senior subordinated notes outstanding on the Issue Date. For purposes of the above provision, Applicable Debt secured by a Lien on such Restricted Subsidiary's property or issued by such Restricted Subsidiary shall be deemed guaranteed by such Restricted Subsidiary.

Certain definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

        "Acquisition Indebtedness" means Indebtedness of any Person and its Subsidiaries existing at the time such Person became a Subsidiary of the Company (or such Person is merged with or into the Company or one of the Company's Subsidiaries) or assumed in connection with the acquisition of assets from any such Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of (a) such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries (but excluding Indebtedness of such Person which is extinguished, retired or repaid in connection with such Person being merged with or into or becoming a Subsidiary of the Company or one of its Subsidiaries) or (b) such acquisition of assets from any such Person.

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of the Indenture, each executive officer and director of the Company and each Subsidiary of the Company will be an Affiliate of the Company. In addition, for purposes of the Indenture, control of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company, any Restricted Subsidiary which is a Wholly Owned Subsidiary of the Company.

        "Asset Sale" for any Person means the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale and leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date of the Indenture or subsequently acquired in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries receive cash and/or other consideration (including, without limitation, the unconditional assumption of Indebtedness of such Person and/or its Subsidiaries) having an aggregate Fair Market Value of $500,000 or more as to each such transaction or series of related transactions; provided, however, that

            (i)  a transaction or series of related transactions that results in a Change of Control shall not constitute an Asset Sale,

           (ii)  sales of homes in the ordinary course of business will not constitute Asset Sales,

          (iii)  sales, leases, conveyances or other dispositions, including, without limitation, exchanges or swaps of real estate in the ordinary course of business, for development of the Company's or any of its Subsidiaries' projects, will not constitute Asset Sales,

          (iv)  sales, leases, sale-leasebacks or other dispositions of amenities, model homes and other improvements at the Company's or its Subsidiaries' projects in the ordinary course of business will not constitute Asset Sales, and

           (v)  transactions between the Company and any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries, or among such Restricted Subsidiaries which are Wholly Owned Subsidiaries of the Company, will not constitute Asset Sales.

        "Bank Credit Facility" means the credit facility among the Company, as borrower thereunder, the Subsidiary Guarantors and the financial institutions named therein, as such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any facility extending the maturity of, refinancing or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries) all or any portion of, the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facilities.

        "Bankruptcy Law" means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

        "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation will be the capitalized amount thereof determined in accordance with GAAP.

        "Change of Control" means any of the following:

            (i)  the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; provided that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, 50% or more of the aggregate voting power of all classes of Common Equity of such Person or group immediately after such transaction will not be a Change of Control;

           (ii)  the acquisition by the Company and/or any of its Subsidiaries of 50% or more of the aggregate voting power of all classes of Common Equity of the Company in one transaction or a series of related transactions;

          (iii)  the liquidation or dissolution of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the "provided" clause of clause (i) above will not constitute a Change of Control under this clause (iii);

          (iv)  any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or of any Person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Common Equity of the Company or (b) less than 50% (measured by the aggregate voting power of all classes) of the Common Equity of the Company being registered under Section 12(b) or 12(g) of the Exchange Act; or

           (v)  a majority of the Board of Directors of the Company not being comprised of Continuing Directors.

        "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

        "Consolidated Cash Flow Available for Fixed Charges" of the Company and its Restricted Subsidiaries means for any period, the sum of the amounts for such period of

            (i)  Consolidated Net Income, plus

           (ii)  Consolidated Income Tax Expense (without regard to income tax expense or credits attributable to extraordinary and nonrecurring gains or losses on Asset Sales), plus

          (iii)  Consolidated Interest Expense, plus

          (iv)  all depreciation, and, without duplication, amortization (including, without limitation, capitalized interest amortized to cost of sales), plus

           (v)  all other non-cash items reducing Consolidated Net Income during such period,

        minus all other non-cash items increasing Consolidated Net Income during such period; all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" of the Company means, with respect to any determination date, the ratio of (i) Consolidated Cash Flow Available for Fixed Charges of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date, to (ii) the aggregate Consolidated Interest Incurred of the Company for the prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date; provided that

          (1)   with respect to any Indebtedness Incurred during, and remaining outstanding at the end of, such four full fiscal quarter period, such Indebtedness will be assumed to have been incurred as of the first day of such four full fiscal quarter period,

          (2)   with respect to Indebtedness repaid (other than a repayment of revolving credit obligations repaid solely out of operating cash flows) during such four full fiscal quarter period, such Indebtedness will be assumed to have been repaid on the first day of such four full fiscal quarter period,

          (3)   with respect to the Incurrence of any Acquisition Indebtedness, such Indebtedness and any proceeds therefrom will be assumed to have been Incurred and applied as of the first day of such four full fiscal quarter period, and the results of operations of any Person and any Subsidiary of such Person that, in connection with or in contemplation of such Incurrence, becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or whose assets are acquired, will be included, on a pro forma basis, in the calculation of the Consolidated Fixed Charge Coverage Ratio as if such transaction had occurred on the first day of such four full fiscal quarter period, and

          (4)   with respect to any other transaction pursuant to which any Person becomes a Subsidiary of the Company or is merged with or into the Company or one of the Company's Subsidiaries or pursuant to which any Person's assets are acquired, such Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four full fiscal quarter period, but only if such transaction would require a pro forma presentation in financial statements prepared pursuant to Rule 11-02 of Regulation S-X under the Securities Act.

        "Consolidated Income Tax Expense" of the Company for any period means the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" of the Company for any period means the Interest Expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Incurred" of the Company for any period means the Interest Incurred of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" of the Company for any period means the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (to the extent otherwise included therein), without duplication:

            (i)  the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (including, without limitation, an Unrestricted Subsidiary) other than the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period,

           (ii)  except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Restricted Subsidiaries,

          (iii)  the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period,

          (iv)  in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets and

           (v)  the gains (but not losses) realized during such period by the Company or any of its Restricted Subsidiaries resulting from (a) the acquisition of securities issued by the Company or extinguishment of Indebtedness of the Company or any of its Restricted Subsidiaries, (b) Asset Sales by the Company or any of its Restricted Subsidiaries and (c) other extraordinary items realized by the Company or any of its Restricted Subsidiaries.

        Notwithstanding the foregoing, in calculating Consolidated Net Income, the Company will be entitled to take into consideration the tax benefits associated with any loss described in clause (v) of the preceding sentence, but only to the extent such tax benefits are actually recognized by the Company or any of its Restricted Subsidiaries during such period; provided, further, that there will be included in such net income, without duplication, the net income of any Unrestricted Subsidiary to the extent such net income is actually received by the Company or any of its Restricted Subsidiaries in the form of cash dividends or similar cash distributions during such period, or in any other form but converted to cash during such period.

        "Consolidated Tangible Assets" of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above, as reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

        "Consolidated Tangible Net Worth" of the Company as of any date means the stockholders' equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of the Company and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, plus any amount of unvested deferred compensation included, in accordance with GAAP, as an offset to stockholders' equity, less the amount of Intangible Assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the fiscal quarter immediately preceding such date.

        "Continuing Director" means at any date a member of the Board of Directors of the Company who

            (i)  was a member of the Board of Directors of the Company on the initial issuance date of the notes under the Indenture or

           (ii)  was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

        "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        "Default" means any event, act or condition that is, or after notice or the passage of time, or both, would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the notes; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control occurring prior to the final maturity of the notes will not constitute Disqualified Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the "Change of Control" covenant set forth in the Indenture and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company's repurchase of notes pursuant to the "Change of Control" covenant set forth in the Indenture.

        "Disqualified Stock Dividend" of any Person means, for any dividend payable with regard to Disqualified Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

        "Equity Offering" means a public or private equity offering or sale by the Company for cash of Capital Stock, other than an offering or sale of Disqualified Stock.

        "Event of Default" has the meaning set forth in "Description of the notes—Events of default."

        "Existing Indebtedness" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

        "Fair Market Value" with respect to any asset or property means the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee.

        "GAAP" means generally accepted accounting principles set forth in the opinions and interpretations of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and interpretations of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on April 17, 2002.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement relating to interest rates or foreign exchange rates.

        "Holder" means a Person in whose name a note is registered in the Security Register.

        "Incur" means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of, or otherwise become liable with respect to any Indebtedness; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

        "Indebtedness" of any Person at any date means, without duplication,

            (i)  all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

           (ii)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (iii)  all fixed obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit issued for the benefit of, or surety and performance bonds issued by, such Person in the ordinary course of business,

          (iv)  all obligations of such Person with respect to Hedging Obligations (other than those that fix or cap the interest rate on variable rate Indebtedness otherwise permitted by the Indenture or that fix the exchange rate in connection with Indebtedness denominated in a foreign currency and otherwise permitted by the Indenture),

           (v)  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, including, without limitation, all conditional sale obligations of such Person and all obligations under any title retention agreement; provided, however, that (a) any obligations described in the foregoing clause (v) which are non-interest bearing and which have a maturity of not more than six months from the date of Incurrence thereof shall not constitute Indebtedness and (b) trade payables and accrued expenses Incurred in the ordinary course of business shall not constitute Indebtedness,

          (vi)  all Capitalized Lease Obligations of such Person,

         (vii)  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person,

        (viii)  all Indebtedness of others guaranteed by, or otherwise the liability of, such Person to the extent of such guarantee or liability, and

          (ix)  all Disqualified Stock issued by such Person (the amount of Indebtedness represented by any Disqualified Stock will equal the greater of the voluntary or involuntary liquidation preference plus accrued and unpaid dividends).

        The amount of Indebtedness of any Person at any date will be

          (a)   the outstanding balance at such date of all unconditional obligations as described above,

          (b)   the maximum liability of such Person for any contingent obligations under clause (viii) above and

          (c)   in the case of clause (vii) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (A) Fair Market Value of all assets subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) amount of the Indebtedness secured.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, (i) qualified to perform the task for which it has been engaged, and (ii) disinterested and independent, in a direct and indirect manner, of the parties to the Affiliate Transaction with respect to which such firm has been engaged.

        "Intangible Assets" of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

        "Interest Expense" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest amortized to cost of sales for such period, and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not paid during such period.

        "Interest Incurred" of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales) and includes, with respect to the Company and its Restricted Subsidiaries, without duplication (including duplication of the foregoing items), all interest capitalized for such period, all interest attributable to discontinued operations for such period to the extent not set forth on the income statement under the caption "interest expense" or any like caption, and all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any other Person during such period and (ii) the amount of Disqualified Stock Dividends recognized by the Company on any Disqualified Stock whether or not declared during such period.

        "Investment Grade" means, with respect to a debt rating of the notes, a rating of Baa3 or higher by Moody's together with a rating of BBB- or higher by S&P or, in the event S&P or Moody's or both shall cease rating the notes (for reasons outside the control of the Company) and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

        "Investments" of any Person means all (i) investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) other items that would be classified as investments on a balance sheet of such Person determined in accordance with GAAP.

        "Issue Date" means the initial date of issuance of the notes under the Indenture.

        "Legal Holiday" means Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or at a place of payment are authorized or obligated by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment shall be made at that place on the next succeeding day that is not a Legal Holiday.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind upon or in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

        "Material Subsidiary" means any Subsidiary of the Company which accounted for 5% or more of the Consolidated Tangible Assets or Consolidated Cash Flow Available for Fixed Charges of the Company on a consolidated basis for the fiscal year ending immediately prior to any Default or Event of Default.

        "Moody's" means Moody's Investors Service, Inc. or any successor to its debt rating business.

        "Net Proceeds" means

            (i)  cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any Restricted Subsidiary from an Asset Sale net of

            (a)   all brokerage commissions, investment banking fees and all other fees and expenses (including, without limitation, fees and expenses of counsel, financial advisors, accountants and investment bankers) related to such Asset Sale,

            (b)   provisions for all income and other taxes measured by or resulting from such Asset Sale of the Company or any of its Restricted Subsidiaries,

            (c)   payments made to retire Indebtedness that was incurred in accordance with the Indenture and that either (1) is secured by a Lien incurred in accordance with the Indenture on the property or assets sold or (2) is required in connection with such Asset Sale to the extent actually repaid in cash,

            (d)   amounts required to be paid to any Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

            (e)   appropriate amounts to be provided by the Company or any Restricted Subsidiary thereof, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary thereof, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations or post-closing purchase price adjustments associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee, and

           (ii)  all non-cash consideration received by the Company or any of its Restricted Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash, without duplication, net of all items enumerated in subclauses (a) through (e) of clause (i) hereof.

        "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.

        "Officer" means the chairman, the chief executive officer, the president, the chief financial officer, the chief operating officer, the chief accounting officer, the treasurer, or any assistant treasurer, the controller, the secretary, any assistant secretary or any vice president of a Person.

        "Officers' Certificate" means a certificate signed by two Officers, one of whom must be the Person's chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

        "Paying Agent" means any office or agency where notes and the Subsidiary Guarantees may be presented for payment.

        "Permitted Investments" of any Person means Investments of such Person in

            (i)  direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, in each case maturing within 180 days of the date of acquisition thereof,

           (ii)  certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association which is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating in excess of $250 million and a Keefe Bank Watch Rating of C or better,

          (iii)  certificates of deposit maturing within 180 days of the date of acquisition thereof issued by a bank, trust company or savings and loan association organized under the laws of the United States or any state thereof other than banks, trust companies or savings and loan associations satisfying the criteria in (ii) above, provided that the aggregate amount of all certificates of deposit issued to the Company at any one time by such bank, trust company or savings and loan association will not exceed $100,000,

          (iv)  commercial paper given the highest rating by two established national credit rating agencies and maturing not more than 180 days from the date of the acquisition thereof,

           (v)  repurchase agreements or money market accounts which are fully secured by direct obligations of the United States or any agency thereof and

          (vi)  in the case of the Company and its Subsidiaries, any receivables or loans taken by the Company or a Subsidiary in connection with the sale of any asset otherwise permitted by the Indenture.

        "Permitted Liens" means

            (i)  Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

           (ii)  statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP,

          (iii)  Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security,

          (iv)  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case incurred in the ordinary course of business of the Company and its Subsidiaries,

           (v)  attachment or judgment Liens not giving rise to a Default or an Event of Default and which are being contested in good faith by appropriate proceedings,

          (vi)  easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries,

         (vii)  zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business,

        (viii)  leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries,

          (ix)  purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests),

           (x)  Liens securing Refinancing Indebtedness; provided that such Liens only extend to assets which are similar to the type of assets securing the Indebtedness being refinanced and such refinanced Indebtedness was previously secured by such similar assets,

          (xi)  Liens securing Indebtedness of the Company and its Restricted Subsidiaries permitted to be Incurred under the Indenture; provided that the aggregate amount of Indebtedness secured by Liens (other than Non-Recourse Indebtedness secured by Liens) will not exceed 40% of Consolidated Tangible Assets,

         (xii)  any interest in or title of a lessor to property subject to any Capitalized Lease Obligations incurred in compliance with the provisions of the Indenture,

        (xiii)  Liens existing on the date of the Indenture, including, without limitation, Liens securing Existing Indebtedness,

        (xiv)  any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture,

         (xv)  Liens securing Non-Recourse Indebtedness of the Company or a Restricted Subsidiary thereof; provided that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days of the Incurrence of such Non-Recourse Indebtedness,

        (xvi)  Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries,

       (xvii)  Liens securing Indebtedness of an Unrestricted Subsidiary,

      (xviii)  any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Restricted Subsidiary with or held by such lender or lenders,

        (xix)  any pledge or deposit of cash or property in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements required by municipalities or other governmental authorities in the ordinary course of business of the Company or any Restricted Subsidiary,

         (xx)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

        (xxi)  Liens encumbering customary initial deposits and margin deposits, and other Liens that are customary in the industry and incurred in the ordinary course of business securing Indebtedness under Hedging Obligations and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in the price of commodities,

       (xxii)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business,

      (xxiii)  Liens on property acquired by the Company or a Restricted Subsidiary and Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that in each case such Liens (A) were in existence prior to the contemplation of such acquisition, merger or consolidation and (B) do not extend to any asset other than those of the Person merged with or into or consolidated with the Company or the Restricted Subsidiary or the property acquired by the Company or the Restricted Subsidiary, and

      (xxiv)  Liens replacing any of the Liens described in clauses (xiii) and (xxiii) above; provided that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except to the extent of reasonable premiums or other payments required to be paid in connection with the repayment of the previously secured Indebtedness or Incurrence of related Refinancing Indebtedness and expenses Incurred in connection therewith), (B) the principal amount of new Indebtedness secured by such Liens, determined as of the date of Incurrence, has a Weighted Average Life of Maturity at least equal to the remaining Weighted Average Life to Maturity of the previously secured Indebtedness, (C) the maturity of the new Indebtedness secured by such Liens is not earlier than that of the previously secured Indebtedness Incurred or repaid, and (D) the new Liens shall be limited to the property or part thereof which secured the Lien so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

        "Rating Agency" means a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for S&P or Moody's, or both, as the case may be.

        "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that

            (i)  the Refinancing Indebtedness is subordinated to the notes or the Subsidiary Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

           (ii)  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the notes,

          (iii)  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the notes,

          (iv)  such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the aggregate amount then outstanding (including accrued interest) under the Indebtedness being refunded, refinanced or extended plus an amount necessary to pay any reasonable fees and expenses, including premiums and defeasance costs, related to such refinancing,

           (v)  such Refinancing Indebtedness is Incurred by the same Person that initially Incurred the Indebtedness being refunded, refinanced or extended, except that the Company may Incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Restricted Subsidiary, and

          (vi)  such Refinancing Indebtedness is Incurred within 180 days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.

        "Registrar" means an office or agency where notes may be presented for registration of transfer or for exchange.

        "Restricted Investment" with respect to any Person means any Investment (other than any Permitted Investment) by such Person in any (i) of its Affiliates, (ii) executive officer or director or any Affiliate of such Person, or (iii) any other Person other than a Restricted Subsidiary. Notwithstanding the above, a Subsidiary Guarantee shall not be deemed a Restricted Investment.

        "Restricted Payment" with respect to any Person means

            (i)  the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person will not constitute a Restricted Payment),

           (ii)  any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof (other than payments or distributions excluded from the definition of Restricted Payment in clause (i) above), either directly or indirectly,

          (iii)  any Restricted Investment, and

          (iv)  any principal payment, redemption, repurchase, defeasance or other acquisition or retirement of any Indebtedness of any Unrestricted Subsidiary or of Indebtedness of the Company which is subordinated in right of payment to the notes or of Indebtedness of a Restricted Subsidiary which is subordinated in right of payment to its Subsidiary Guarantee;

        provided, however, that with respect to the Company and its Subsidiaries, Restricted Payments will not include (a) any payment described in clause (i), (ii) or (iii) above made to the Company or any of its Restricted Subsidiaries which are Wholly Owned Subsidiaries by any of the Company's Subsidiaries, or (b) any purchase, redemption, retirement or other acquisition for value of Indebtedness or Capital Stock of such Person or its Subsidiaries if the consideration therefor consists solely of Capital Stock (other than Disqualified Stock) of such Person.

        "Restricted Subsidiary" means each of the Subsidiaries of the Company which is not an Unrestricted Subsidiary.

        "S&P" means Standard and Poor's Ratings Service, a division of McGraw Hill, Inc., a New York corporation, or any successor to its debt rating business.

        "Security Register" is a register of the notes and of their transfer and exchange kept by the Registrar.

        "Subsidiary" of any Person means any (i) corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is directly or indirectly beneficially owned by such

Person, and (ii) any entity other than a corporation of which such Person, directly or indirectly, beneficially owns at least a majority of the Common Equity.

        "Subsidiary Guarantee" means the guarantee of the notes by each Subsidiary Guarantor under the Indenture.

        "Subsidiary Guarantors" means each of (i) Beazer Homes Corp., a Tennessee corporation, Beazer/Squires Realty, Inc., a North Carolina corporation, Beazer Homes Sales Inc., a Delaware corporation, Beazer Realty Corp., a Georgia corporation, Beazer Mortgage Corporation, a Delaware corporation, Beazer Homes Holdings Corp., a Delaware corporation, Beazer Homes Texas Holdings, Inc., a Delaware corporation, Beazer Homes Texas, L.P., a Delaware limited partnership, April Corporation, a Colorado corporation, Beazer SPE, LLC, a Georgia limited liability company, Beazer Homes Investments, LLC, a Delaware limited liability company, Beazer Realty, Inc., a New Jersey corporation, Homebuilders Title Services of Virginia, Inc., a Virginia corporation, Homebuilders Title Services, Inc., a Delaware corporation, Texas Lone Star Title, L.P., a Texas limited partnership, Beazer Allied Companies Holdings, Inc., a Delaware corporation, Paragon Title, LLC, an Indiana limited liability company, Trinity Homes LLC, an Indiana limited liability company, Beazer Homes Indiana, LLP, an Indiana limited liability partnership, Beazer Homes Indiana Holdings Corp., a Delaware corporation, Beazer Realty Services, LLC, a Delaware limited liability company, Beazer Realty Los Angeles, Inc., a Delaware corporation, Beazer Realty Sacramento, Inc., a Delaware corporation, BH Building Products, LP, a Delaware limited partnership, BH Procurement Services, LLC, a Delaware limited partnership, Beazer General Services, Inc., a Delaware corporation, Beazer Commercial Holdings, LLC, a Delaware limited liability company and Beazer Clarksburg, LLC, a Maryland limited liability company and (ii) each of the Company's Subsidiaries that becomes a guarantor of the notes pursuant to the provisions of the Indenture.

        "Trust Officer" means any vice president, trust officer or other authorized person of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Trustee" means the party named as such until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor trustee serving under the Indenture.

        "Unrestricted Subsidiary" means United Home Insurance Corporation, a Vermont corporation and Security Title Insurance Company, Inc., a Vermont corporation, and each of the Subsidiaries of the Company (including any newly formed or acquired Subsidiary) so designated by a resolution adopted by the Board of Directors of the Company as provided below and provided that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such Subsidiary have agreed in writing that they have no recourse, direct or indirect, to the Company or any other Subsidiary of the Company (other than Unrestricted Subsidiaries), including, without limitation, recourse with respect to the payment of principal or interest on any Indebtedness of such Subsidiary and (c) no default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company and of its other Subsidiaries (other than other Unrestricted Subsidiaries), to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity. The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any such redesignation will be deemed to be an Incurrence by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the "Limitations on Additional Indebtedness" covenant set forth in the Indenture as of the date of such redesignation, (ii) immediately after giving effect to such redesignation and the Incurrence of any such additional Indebtedness, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) the Liens of such Unrestricted Subsidiary could then be incurred in accordance with the "Limitations on Liens" covenant set forth in the Indenture as of the date of such redesignation. Subject to the foregoing, the Board of Directors of the Company also may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) all previous Investments by the Company and its Restricted Subsidiaries in such Restricted Subsidiary (net of any returns previously paid on such Investments) will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, (ii) immediately after giving effect to such designation and reduction of amounts available for Restricted Payments under the "Limitations on Restricted Payments" covenant set forth in the Indenture, the Company and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture and (iii) no Default or Event of Default shall have occurred or be continuing. Any such designation or redesignation by the Board of Directors of the Company will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or portion thereof, at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (a) above.

        "Wholly Owned Subsidiary" of any Person means (i) a Subsidiary, of which 100% of the Common Equity (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

        "Working Capital Facilities" means, collectively, the Bank Credit Facility and one or more other facilities among the Company, any Subsidiary Guarantor and one or more lenders pursuant to which the Company or any Subsidiary Guarantor may Incur Indebtedness for working capital purposes or to finance the acquisition, holding or development of property by the Company and the Restricted Subsidiaries (including the financing of any related interest reserve), as any such facility may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, or restructuring (including, without limitation, the inclusion of additional borrowers thereunder that are Unrestricted Subsidiaries), all or any portion of the Indebtedness under such facility or any successor facilities and includes any facility with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or any successor facility.

Certain covenants

        The following is a summary of certain covenants that are contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture or their application is suspended as set forth under the caption "Limitation of applicability of certain covenants if the notes are rated investment grade") so long as any of the notes are outstanding or until the notes are defeased pursuant to provisions described under "—Discharge of indenture."

Disposition of proceeds of asset sales.

        The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless

            (i)  the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value for the shares or assets sold or otherwise disposed of; provided that the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars) will not, when aggregated with the Fair Market Value of all other noncash consideration received by the Company and its Restricted Subsidiaries from all previous Asset Sales since the date of the Indenture that has not been converted into cash or cash equivalents (in U.S. dollars or freely convertible into U.S. dollars), exceed 5% of the Consolidated Tangible Assets of the Company at the time of the Asset Sale under consideration, and

           (ii)  the Company will apply or will cause one or more of its Restricted Subsidiaries to apply an amount equal to the aggregate Net Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales occurring subsequent to the date of the Indenture as follows: (A) to repay any outstanding Indebtedness of the Company that is not subordinated to the notes or other Indebtedness of the Company, or to the payment of any Indebtedness of any Restricted Subsidiary that is not subordinated to the Subsidiary Guarantee of such Restricted Subsidiary, in each case within one year after such Asset Sale; or (B) to acquire properties and assets that will be used in the businesses of the Company and its Restricted Subsidiaries existing on the date of the Indenture within one year after such Asset Sale, provided, however, that (x) in the case of applications contemplated by clause (ii)(A) the payment of such Indebtedness will result in a permanent reduction in committed amounts, if any, under the Indebtedness repaid at least equal to the amount of the payment made, (y) in the case of applications contemplated by clause (ii)(B), the Board of Directors has, within such one year period, adopted in good faith a resolution committing such Net Proceeds to such use and (z) none of such Net Proceeds shall be used to make any Restricted Payment.

        The amount of such Net Proceeds neither used to repay the Indebtedness described above nor used or invested as set forth in the preceding sentence constitutes "Excess Proceeds." Notwithstanding the above, any Asset Sale that is subject to the "Limitations on Mergers and Consolidations" covenant set forth in the Indenture will not be subject to the "Disposition of Proceeds of Asset Sales" covenant set forth in the Indenture.

        The Indenture also provides that, notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other noncash property or assets as proceeds of an Asset Sale, the Company will not be required to make any application of such noncash proceeds required by clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture until it receives cash or cash equivalent proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property. Any amounts deferred pursuant to the preceding sentence will be applied in accordance with clause (a) of the "Disposition of Proceeds of Asset Sale" covenant set forth in the Indenture when cash or cash equivalent proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such noncash property.

        The Indenture also provides that, when the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (an "Excess Proceeds Offer"), and will purchase from Holders accepting such Excess Proceeds Offer on the date fixed for the closing of such Excess Proceeds Offer (the "Asset Sale Offer Date"), the maximum principal amount (expressed as a multiple of $1,000) of notes plus accrued and unpaid interest thereon, if any, to the Asset Sale Offer Date that may be purchased and paid, as the case may be, out of the Excess Proceeds, at an offer price (the "Asset Sale Offer Price") in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Asset Sale Offer Date, in accordance with the procedures set forth in the "Disposition of Proceeds of Asset Sale" covenant in the Indenture. To the extent that the aggregate amount of notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds relating thereto, then the Company may use such Excess Proceeds, or a portion thereof, for general corporate purposes in the business of the Company and its Restricted Subsidiaries existing on the date of the Indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds will be reset at zero.

        In addition, the Indenture provides that, within 30 days after the date on which the amount of Excess Proceeds equals $10,000,000 or more, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first class mail, to all Persons who were Holders on the date such Excess Proceeds equaled $10,000,000, at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holders' rights arising as a result thereof. The Indenture also provides that:

          (a)   In the event the aggregate principal amount of notes surrendered by Holders together with accrued interest thereon exceeds the amount of Excess Proceeds, the Company will select the notes to be purchased on a pro rata basis from all notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Excess Proceeds remaining are less than $1,000, the Company may use such Excess Proceeds for general corporate purposes. Holders whose notes are purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered.

          (b)   Not later than one Business Day after the Asset Sale Offer Date in connection with which the Excess Proceeds Offer is being made, the Company will (i) accept for payment notes or portions thereof tendered pursuant to the Excess Proceeds Offer (on a pro rata basis if required), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders so accepted payment in an amount equal to the Asset Sale Offer Price of the notes purchased from each such Holder, and the Company will execute and upon receipt of an Officers' Certificate of the Company the Trustee will promptly authenticate and mail or deliver to such Holder a new note equal in principal amount to any unpurchased portion of the note surrendered. Any notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Excess Proceeds Offer promptly after the Asset Sale Offer Date.

          (c)   Any Excess Proceeds Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

          (d)   Whenever Excess Proceeds are received by the Company, and prior to the allocation of such Excess Proceeds pursuant to this covenant, such Excess Proceeds will be set aside by the Company in a separate account to be held in trust for the benefit of the Holders; provided, however, that in the event the Company will be unable to set aside such Excess Proceeds in a separate account because of provisions of applicable law or of the Working Capital Facilities, the Company will not be required to set aside such Excess Proceeds.

          (e)   Notwithstanding the foregoing, an Excess Proceeds Offer may be made by one or more Restricted Subsidiaries in lieu of the Company.

        There can be no assurance that sufficient funds will be available at the time of an Excess Proceeds Offer to make any required repurchases. The Company's failure to make or to cause one or more Restricted Subsidiaries to make any required repurchases in the event of an Excess Proceeds Offer will create an Event of Default under the Indenture.

Limitations on restricted payments.

        The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, make any Restricted Payment, directly or indirectly, after the date of the Indenture if at the time of such Restricted Payment:

            (i)  the amount of such proposed Restricted Payment (the amount of such Restricted Payment, if other than in cash, will be determined in good faith by a majority of the disinterested members of the Board of Directors of the Company), when added to the aggregate amount of all Restricted Payments, or payments that would have been Restricted Payments if the Supplemental Indenture had been in effect at the time of such payments, declared or made after April 17, 2002, exceeds the sum of:

            (1)   $100 million, plus

            (2)   50% of the Company's Consolidated Net Income accrued during the period (taken as a single period) commencing April 1, 2002 and ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which the Restricted Payment is to occur (or, if such aggregate Consolidated Net Income is a deficit, minus 100% of such aggregate deficit), plus

            (3)   the net cash proceeds derived from the issuance and sale of Capital Stock of the Company and its Restricted Subsidiaries that is not Disqualified Stock (other than a sale to a Subsidiary of the Company) after April 17, 2002, plus

            (4)   100% of the principal amount of, or, if issued at a discount, the accreted value of, any Indebtedness of the Company or a Restricted Subsidiary which is issued (other than to a Subsidiary of the Company) after April 17, 2002 that is converted into or exchanged for Capital Stock of the Company that is not Disqualified Stock, plus

            (5)   100% of the aggregate amounts received by the Company or any Restricted Subsidiary from the sale, disposition or liquidation (including by way of dividends) of any Investment (other than to any Subsidiary of the Company and other than to the extent sold, disposed of or liquidated with recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets) but only to the extent (x) not included in clause (2) above and (y) that the making of such Investment constituted a permitted Restricted Investment (assuming for such purpose that the Supplemental Indenture had been in effect since April 17, 2002), plus

            (6)   100% of the principal amount of, or if issued at a discount, the accreted value of, any Indebtedness or other obligation that is the subject of a guarantee by the Company which is released (other than due to a payment on such guarantee) after April 17, 2002, but only to the extent that such guarantee constituted a permitted Restricted Payment (assuming for such purpose that the Supplemental Indenture had been in effect since April 17, 2002); or

           (ii)  the Company would be unable to incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio contained in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture; or

          (iii)  a Default or Event of Default has occurred and is continuing or occurs as a consequence thereof.

        Notwithstanding the foregoing, the provisions of the "Limitation on Restricted Payments" covenant set forth in the Indenture will not prevent:

            (i)  the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of the Indenture on the date of declaration, provided that (x) such dividend will be deemed to have been paid as of its date of declaration for the purposes of this covenant and (y) at the time of payment of such dividend no other Default or Event of Default shall have occurred and be continuing or would result therefrom;

           (ii)  the retirement of shares of the Company's Capital Stock or the Company's or a Restricted Subsidiary of the Company's Indebtedness for, or out of the net proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of, other shares of its Capital Stock (other than Disqualified Stock), provided that the proceeds of any such sale will be excluded in any computation made under clause (3) above;

          (iii)  the redemption, repurchase, defeasance or retirement for value of Indebtedness, including premium, if any, with the proceeds of Refinancing Indebtedness;

          (iv)  payments or distributions pursuant to or in connection with a merger, consolidation or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any Guarantor; or

           (v)  any purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company or any Subsidiary held by officers or employees or former officers or employees of the Company or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $500,000 in any calendar year and $5 million in the aggregate since April 17, 2002.

Limitations on additional indebtedness.

        The Indenture provides that the Company will not, and will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to, Incur any Indebtedness including Acquisition Indebtedness; provided that the Company and the Subsidiary Guarantors may Incur Indebtedness, including Acquisition Indebtedness, if, after giving effect thereto and the application of the proceeds therefrom, either (i) the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0 or (ii) the ratio of Indebtedness of the Company and the Restricted Subsidiaries to Consolidated Tangible Net Worth is less than 2.25 to 1.

        Notwithstanding the foregoing, the provisions of the Indenture will not prevent:

            (i)  the Company or any Subsidiary Guarantor from Incurring (A) Refinancing Indebtedness or (B) Non-Recourse Indebtedness,

           (ii)  the Company from Incurring Indebtedness evidenced by the notes issued on the Issue Date or the Exchange notes,

          (iii)  the Company or any Subsidiary Guarantor from Incurring Indebtedness under Working Capital Facilities not to exceed the greater of $250 million or 15% of Consolidated Tangible Assets,

          (iv)  any Subsidiary Guarantee of Indebtedness of the Company under the notes,

           (v)  the Company and its Restricted Subsidiaries from Incurring Indebtedness under any deposits made to secure performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress statements, government contracts and other obligations of like nature (exclusive of the obligation for the payment of borrowed money),

          (vi)  any Subsidiary Guarantor from guaranteeing Indebtedness of the Company or any other Subsidiary Guarantor, or the Company from guaranteeing Indebtedness of any Subsidiary Guarantor, in each case permitted to be Incurred under the Indenture (other than Non-Recourse Indebtedness),

         (vii)  (a) any Restricted Subsidiary from Incurring Indebtedness owing to the Company or any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to any Subsidiary Guarantee of such Restricted Subsidiary, if any, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(a) for so long as the Person to whom such Indebtedness is owing is the Company or a Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary, and (b) the Company from Incurring Indebtedness owing to any Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary; provided that (I) such Indebtedness is subordinated to the Company's obligations under the notes and the Indenture, and (II) such Indebtedness shall only be permitted pursuant to this clause (vii)(b) for so long as the Person to whom such Indebtedness is owing is a Subsidiary Guarantor that is both a Wholly Owned Subsidiary and a Restricted Subsidiary,

        (viii)  the Company and any Subsidiary Guarantor from Incurring Indebtedness under Capitalized Lease Obligations or purchase money obligations, in each case Incurred for the purpose of acquiring or financing all or any part of the purchase price or cost of construction or improvement of property or equipment used in the business of the Company or such Subsidiary Guarantor, as the case may be, in an aggregate amount not to exceed $20 million, and

          (ix)  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed $20 million.

        The Company shall not, and the Company will not cause or permit any Subsidiary Guarantor that is a Restricted Subsidiary to, directly or indirectly, in any event Incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

        For purposes of determining compliance with this "Limitations on additional indebtedness" covenant, in the event an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of this covenant, the Company, in its sole discretion, shall classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification.

Limitations and restrictions on issuance of capital stock of restricted subsidiaries.

        The Indenture provides that the Company will not permit any Restricted Subsidiary to issue, or permit to be outstanding at any time, Preferred Stock or any other Capital Stock constituting Disqualified Stock other than any such Capital Stock issued to or held by the Company or any Restricted Subsidiary of the Company which is a Wholly Owned Subsidiary.

Change of control.

        The Indenture provides that, following the occurrence of any Change of Control, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase (a "Change of Control Offer") from all Holders, and will purchase from Holders accepting such Change of Control Offer on the date fixed for the closing of such Change of Control Offer (the "Change of Control Payment Date"), the outstanding principal amount of notes at an offer price (the "Change of Control Price") in cash in an amount equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date in accordance with the procedures set forth in the "Change of Control" covenant of the Indenture.

        In addition, the Indenture provides that, within 30 days after the date on which a Change of Control occurs, the Company (with Notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first class mail, postage pre-paid, to all Persons who were Holders on the date of the Change of Control at their respective addresses appearing in the Security Register, a notice of such occurrence and of such Holder's rights arising as a result thereof.

        The Indenture also provides that:

          (a)   In the event of a Change of Control Offer, the Company will only be required to accept notes in denominations of $1,000 or integral multiples thereof.

          (b)   Not later than one Business Day after the Change of Control Payment Date in connection with which the Change of Control Offer is being made, the Company will (i) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of notes so accepted payment in an amount equal to the Change of Control Price of the notes purchased from each such Holder, and the Company will execute and, upon receipt of an Officer's Certificate of the Company, the Trustee will promptly authenticate and mail or deliver to such Holder a new note equal in principal amount to any unpurchased portion of the note surrendered. Any notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer promptly after the Change of Control Payment Date.

          (c)   Any Change of Control Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

        The Company may enter into other arrangements or Incur other Indebtedness with similar change of control obligations. There can be no assurance that sufficient funds will be available at the time of a Change of Control to make any required repurchases. The Company's failure to make any required repurchases in the event of a Change of Control Offer will create an Event of Default under the Indenture.

        No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of notes can determine whether a Change of Control has occurred and exercise any remedies such Holder may have upon a Change of Control.

Limitations on transactions with stockholders and affiliates.

        The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any Investment, loan, advance, guarantee or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, (i) any Affiliate of the Company or any Affiliate of the Company's Subsidiaries or (ii) any Person (or any Affiliate of such person) holding 10% or more of the Common Equity of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's length basis from a person that is not an Affiliate.

        The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Affiliate Transaction involving or having a value of more than $5 million, unless, in each case, such Affiliate Transaction has been approved by a majority of the disinterested members of the Company's Board of Directors.

        The Indenture also provides that the Company will not, and will not permit any of its Subsidiaries to, enter into an Affiliate Transaction involving or having a value of more than $20 million unless the Company has delivered to the Trustee an opinion of an Independent Financial Advisor to the effect that the transaction is fair to the Company or the relevant Subsidiary, as the case may be, from a financial point of view.

        The Indenture also provides that, notwithstanding the foregoing, an Affiliate Transaction will not include (i) any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its Subsidiaries (in their capacity as such) that has been approved by the Company's Board of Directors, (ii) Capital Stock issuances to members of the Board of Directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company, (iii) any Restricted Payment otherwise permitted under the "Limitations on Restricted Payments" covenant set forth in the Indenture or (iv) any transaction between the Company and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary.

Limitations on liens.

        The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its or their assets, property, income or profits therefrom unless contemporaneously therewith or prior thereto all payments due under the Indenture and the notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien. The Indenture also provides that no Liens will be permitted to be created or suffered to exist on any Indebtedness from the Company in favor of any Restricted Subsidiary and that such Indebtedness will not be permitted to be sold, disposed of or otherwise transferred.

Limitations on restrictions on distributions from restricted subsidiaries.

        The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Restricted Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its other Restricted Subsidiaries, or (iii) transfer any of its properties or assets to the Company or any of its other Restricted Subsidiaries, except for encumbrances or restrictions existing under or by reason of (a) applicable law, (b) covenants or restrictions contained in the agreements evidencing Existing Indebtedness as in effect on the date of the Indenture, (c) any restrictions or encumbrances arising under Acquisition Indebtedness; provided that such encumbrance or restriction applies only to the obligor on such Indebtedness and its Subsidiaries and that such Acquisition Indebtedness was not incurred by the Company or any of its Subsidiaries or by the Person being acquired in connection with or in anticipation of such acquisition, (d) any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness are not more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended, (e) any agreement restricting the sale or other disposition of property securing Indebtedness permitted by the Indenture if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances, and (f) reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture, which covenants restrict or limit the distribution of revenues or sale proceeds from real estate or a real estate project based upon the amount of indebtedness outstanding on such real estate or real estate project and the value of some or all of the remaining real estate or the project's remaining assets, and customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Restricted Subsidiaries.

Maintenance of consolidated tangible net worth.

        The Indenture provides that:

          (a)   In the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to in the Indenture as the "Deficiency Date"), within 30 days after the end of each such period or 60 days in the event that the end of the period is the end of the Company's fiscal year, the Company will so notify the Trustee in writing by delivery of an Officers' Certificate and will offer to purchase from all Holders (a "Net Worth Offer"), and will purchase from Holders accepting such Net Worth Offer on the date fixed for the closing of such Net Worth Offer (the "Net Worth Offer Date"), 10% of the original outstanding principal amount of the notes (the "Net Worth Amount") at an offer price (the "Net Worth Offer Price") in cash in an amount equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the Net Worth Offer Date; provided that no such offer shall be required if, following such two fiscal quarters but prior to the date the Company is required to make such offer, capital in cash or cash equivalents is contributed to the Company in an Equity Offering sufficient to increase the Company's Consolidated Tangible Net Worth after giving effect to such contribution to an amount equal to or greater than $85 million. To the extent that the aggregate amount of notes tendered pursuant to a Net Worth Offer is less than the Net Worth Amount relating thereto, then the Company may use the excess of the Net Worth Amount over the amount of notes tendered, or a portion thereof, for general corporate purposes. In no event shall the Company's failure to meet the Consolidated Tangible Net Worth threshold at the end of any fiscal quarter be counted toward the making of more than one Net Worth Offer. The Company may reduce the principal amount of notes to be purchased pursuant to the Net Worth Offer by subtracting 100% of the principal amount (excluding premium) of notes acquired by the Company or any Wholly Owned Subsidiary subsequent to the Deficiency Date and surrendered for cancellation through purchase, redemption (other than pursuant to this covenant) or exchange, and that were not previously used as a credit against any obligation to repurchase notes pursuant to this covenant.

          (b)   Subject to the proviso contained in paragraph (a) above, in the event that the Consolidated Tangible Net Worth of the Company is less than $85 million at the end of any two consecutive fiscal quarters, within 30 days after the end of such period, the Company (with notice to the Trustee) or the Trustee at the Company's request (and at the expense of the Company) will send or cause to be sent by first class mail, postage pre-paid, to all Persons who were Holders on the date of the end of the second such consecutive fiscal quarter, at their respective addresses appearing in the Security Register, a notice of such occurrence and of each Holder's rights arising as a result thereof. Such notice will contain all instructions and materials necessary to enable Holders to tender their notes to the Company.

          (c)   In the event that the aggregate principal amount of notes surrendered by Holders exceeds the Net Worth Amount, the Company will select the notes to be purchased on a pro rata basis from all notes so surrendered, with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $1,000, or integral multiples thereof, will be purchased. To the extent that the Net Worth Amount remaining is less than $1,000, the Company may use such Net Worth Amount for general corporate purposes. Holders whose notes are purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered.

          (d)   Not later than one Business Day after the Net Worth Offer Date in connection with which the Net Worth Offer is being made, the Company will (i) accept for payment notes or portions thereof tendered pursuant to the Net Worth Offer (on a pro rata basis if required pursuant to the "Maintenance of Consolidated Tangible Net Worth" covenant set forth in the Indenture), (ii) deposit with the Paying Agent money sufficient, in immediately available funds, to pay the purchase price of all notes or portions thereof so accepted and (iii) deliver to the Paying Agent an Officers' Certificate identifying the notes or portions thereof accepted for payment by the Company. The Paying Agent will promptly mail or deliver to Holders of notes so accepted payment in an amount equal to the Net Worth Offer Price of the notes purchased from each such Holder, and the Company will execute and the Trustee will promptly authenticate and mail or deliver to such Holder a new note equal in principal amount to any unpurchased portion of the note surrendered. Any notes not so accepted will be promptly mailed or delivered by the Paying Agent at the Company's expense to the Holder thereof. The Company will publicly announce the results of the Net Worth Offer promptly after the Net Worth Offer Date.

          (e)   Any Net Worth Offer will be conducted by the Company in compliance with applicable law, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable.

        There can be no assurance that sufficient funds will be available at the time of a Net Worth Offer to make any required repurchases. The Company's failure to make any required repurchases in the event of a Net Worth Offer will create an Event of Default under the Indenture.

Limitations on mergers and consolidations.

        The Indenture provides that neither the Company nor any Subsidiary Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets

(including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or series of related transactions), to any Person or permit any of its Restricted Subsidiaries to do any of the foregoing (in each case other than with the Company or another Wholly Owned Restricted Subsidiary) unless:

            (i)  the Person formed by or surviving such consolidation or merger (if other than the Company or such Subsidiary Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the "Successor"), is a solvent corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or such Subsidiary Guarantor, as the case may be, under the notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, and the Indenture,

           (ii)  immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing,

          (iii)  immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction and

          (iv)  immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be such that the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be entitled to Incur at least $1.00 of additional Indebtedness under such Consolidated Fixed Charge Coverage Ratio test in the "Limitations on Additional Indebtedness" covenant set forth in the Indenture.

        The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Subsidiary Guarantor with or into another Person, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, that results in such Subsidiary Guarantor being released from its Subsidiary Guarantee as provided under "The subsidiary guarantees" above.

        No quantitative or other established meaning has been given to the phrase "all or substantially all" by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction.

Limitation of applicability of certain covenants if the notes are rated investment grade.

        Notwithstanding the foregoing, the Company and its Restricted Subsidiaries' obligations to comply with the provisions of the Indenture described above under the captions "Certain covenants" (except for the covenants described under "—Change of control," "—Limitations on liens," "—Limitations on mergers and consolidations" (other than clauses (iii) and (iv) of the first paragraph thereof) and "—Reports") will terminate (such terminated covenants, the "Extinguished Covenants") and cease to have any further effect from and after the first date when the notes issued under the Indenture are rated Investment Grade; provided that if the notes subsequently cease to be rated Investment Grade, then, from and after the time the notes cease to be rated Investment Grade, the Company and its Restricted Subsidiaries' obligation to comply with the Extinguished Covenants shall be reinstated; provided further that from and after the time the notes are rated Investment Grade, no Restricted Subsidiary that conducts homebuilding or land development activities or owns Capital Stock in any Subsidiary that conducts homebuilding or land development activities may be designated an Unrestricted Subsidiary.

        In addition, following the achievement of such Investment Grade ratings, (1) the Subsidiary Guarantees of the Subsidiary Guarantors will be released at the time of the release of the guarantees under all outstanding Applicable Debt subject to the reinstatement of Subsidiary Guarantees if released Subsidiary Guarantors thereafter guarantee any Applicable Debt or the notes cease to be rated Investment Grade and (2) no Restricted Subsidiary thereafter acquired or created will be required to be a Subsidiary Guarantor unless released Subsidiary Guarantors thereafter guarantee any Applicable Debt or the notes cease to be rated Investment Grade, in each case as more fully described under the caption "The subsidiary guarantees."

        Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under the Indenture upon reinstatement; provided that (i) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made after April 17, 2002 will be calculated as though the "Limitations on restricted payments" covenant had been in effect during the entire period after such date and (ii) with respect to Indebtedness, all Indebtedness Incurred from the date of the achievement of such Investment Grade ratings to the date of any such reinstatement will be classified as having been Incurred pursuant to and permitted under the Consolidated Fixed Charge Coverage Ratio or one of the clauses set forth in the second paragraph under "—Limitations on additional indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the date of such reinstatement and after giving effect to Indebtedness Incurred prior to the date of achievement of such Investment Grade rating and outstanding on the date of such reinstatement). To the extent any Indebtedness would not be permitted to be Incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or any of the clauses set forth in the second paragraph under "—Limitations on additional indebtedness", such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as Existing Indebtedness and permitted to be refinanced as Refinancing Indebtedness under clause (i) (A) of the second paragraph under "—Limitations on additional indebtedness."

Events of default

        The following are Events of Default under the Indenture:

            (i)  the failure by the Company to pay interest on any note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

           (ii)  the failure by the Company to pay the principal or premium of any note when the same becomes due and payable at maturity, upon acceleration or otherwise (including the failure to make payment pursuant to a Change of Control Offer, a Net Worth Offer or an Excess Proceeds Offer);

          (iii)  the failure by the Company or any of its Subsidiaries to comply with any of its agreements or covenants in, or provisions of, the notes, the Subsidiary Guarantees or the Indenture and such failure continues for the period and after the notice specified below;

          (iv)  the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries that has an outstanding principal amount of $25 million or more in the aggregate;

           (v)  the failure by the Company or any of its Subsidiaries to make any principal or interest payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries with an outstanding aggregate amount of $25 million or more within five days of such principal or interest payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); provided, that if such failure to pay shall be remedied, waived or extended, then the Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;

          (vi)  a final judgment or judgments that exceed $25 million or more in the aggregate, for the payment of money, having been entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

         (vii)  the Company or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

            (A)  commences a voluntary case,

            (B)  consents to the entry of an order for relief against it in an involuntary case,

            (C)  consents to the appointment of a Custodian of it or for all or substantially all of its property, or

            (D)  makes a general assignment for the benefit of its creditors;

        (viii)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (A)  is for relief against the Company or any Material Subsidiary as debtor in an involuntary case,

            (B)  appoints a Custodian of the Company or any Material Subsidiary or a Custodian for all or substantially all of the property of the Company or any Material Subsidiary, or

            (C)  orders the liquidation of the Company or any Material Subsidiary and the order or decree remains unstayed and in effect for 60 days; or

          (ix)  any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture and the Subsidiary Guarantee).

        A Default as described in sub-clause (iii) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the then outstanding notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." If such a Default is cured within such time period, it ceases.

        If an Event of Default (other than an Event of Default specified in sub-clauses (vii) and (viii) above) shall have occurred and be continuing under the Indenture, the Trustee by notice to the

Company, or the Holders of at least 25% in principal amount of the notes then outstanding by notice to the Company and the Trustee, may declare all notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the notes, as determined pursuant to the provisions of the "Acceleration" section of the Indenture, will be due and payable immediately. If an Event of Default with respect to the Company specified in sub-clauses (vii) and (viii) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder. The Holders of a majority in principal amount of the notes then outstanding by written notice to the Trustee and the Company may waive such Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the notes under the Indenture. Holders of a majority in principal amount of the then outstanding notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived.

        The Holders may not enforce the provisions of the Indenture, the notes or the Subsidiary Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the Trustee in its exercise of any trust or power; provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the notes or that resulted from the failure to comply with the covenant entitled "Change of control") if the Trustee determines that withholding such notice is in the Holders' interest.

        The Company is required to deliver to the Trustee a quarterly statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default and any other development, financial or otherwise, which might materially affect its business, properties or affairs or the ability of the Company to perform its obligations under the Indenture.

Reports

        The Indenture provides that, as long as any of the notes are outstanding, the Company will deliver to the Trustee and mail to each Holder within 15 days after the filing of the same with the Commission copies of the quarterly and annual reports and of the information, documents and other reports with respect to the Company and the Subsidiary Guarantors, if any, which the Company and the Subsidiary Guarantors may be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that neither the Company nor any of the Guarantors may be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission and provide the Trustee and Holders with such annual and quarterly reports and such information, documents and other reports with respect to the Company and the Subsidiary Guarantors as are required under Sections 13 and 15(d) of the Exchange Act. If filing of documents by the Company with the Commission as aforementioned in this paragraph is not permitted under the Exchange Act, the Company shall promptly upon written notice supply copies of such documents to any prospective holder. The Company and each Subsidiary Guarantor will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Discharge of indenture

        The Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture, other than the obligation to pay interest on and the principal of the notes and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient to pay principal of and interest on the notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

        In addition, the Indenture permits the Company and the Subsidiary Guarantors to terminate all of their respective obligations under the Indenture (including the obligations to pay interest on and the principal of the notes and certain other obligations), at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. Government Obligations in an amount sufficient (without regard to reinvestment of any interest thereon), in the opinion of a nationally recognized firm of independent public accountants expressed in a written certificate thereof delivered to the Trustee, to pay principal of and interest on the notes to their maturity or redemption, as the case may be, and to pay all other sums payable by the Company and the Subsidiary Guarantors under the Indenture as they become due and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel that the Company has received from the Internal Revenue Service a ruling or that since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and exchange

        A Holder will be able to transfer or exchange notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

Amendment, supplement and waiver

        Subject to certain exceptions, the Indenture or the notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of at least a majority in principal amount of the notes then outstanding, and any existing Default or Event of Default (other than any continuing Default or Event of Default in the payment of interest on or the principal of the notes) under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of a majority in principal amount of the notes then outstanding. Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the notes or waive any provision of the Indenture to cure any ambiguity, defect or inconsistency, to comply with the "Limitations on Mergers and Consolidations" section set forth in the Indenture; to provide for uncertificated notes in addition to certificated notes; to make any change that does not adversely affect the legal rights under the Indenture of any Holder; to comply with or qualify the Indenture under the Trust Indenture Act; or to reflect a Subsidiary Guarantor ceasing to be liable on the Subsidiary Guarantees because it is no longer a Subsidiary of the Company.

        Without the consent of each Holder affected, the Company may not

            (i)  reduce the amount of notes whose Holders must consent to an amendment, supplement or waiver,

           (ii)  reduce the rate of or change the time for payment of interest, including default interest, on any note,

          (iii)  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to redemption under the "Optional Redemption" section set forth in the Indenture or with respect to mandatory offers to repurchase notes pursuant to the "Disposition of Proceeds of Asset Sales," "Change of Control" and "Maintenance of Consolidated Tangible Net Worth" covenants set forth in the Indenture,

          (iv)  make any note payable in money other than that stated in the note,

           (v)  make any change in the "Waiver of Past Defaults and Compliance with Indenture Provisions", "Rights of Holders to Receive Payment" or, in part, the "With Consent of Holders" sections set forth in the Indenture,

          (vi)  modify the ranking or priority of the notes or any Subsidiary Guarantee,

         (vii)  release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture, or

        (viii)  waive a continuing Default or Event of Default in the payment of principal of or interest on the notes.

        The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

No personal liability of incorporators, shareholders, officers, directors or employees

        The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof. Each Holder, by accepting such notes waives and releases all such liability.

Concerning the trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing law

        The Indenture, the notes and the Subsidiary Guarantees are governed by the laws of the State of New York.

Book-entry, delivery and form of notes

        The new notes will be represented by one or more global notes, referred to herein as global notes, in definitive form. The global notes will be deposited on the Issue Date with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Cede & Co. is referred to herein as the global note holder. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

        We have been advised by DTC of the following:

        DTC is a limited purpose trust company that was created to hold securities for its participating organizations, referred to herein as participants, including the Euroclear System and Clearstream Banking, Société Anònyme, Luxembourg, and to facilitate the clearance and settlement of transactions in these securities between participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through DTC's participants or indirect participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's participants) and the records of DTC's participants (with respect to the interests of DTC's indirect participants).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

        So long as the global note holder is the registered owner of any notes, it will be considered the sole holder of outstanding notes represented by such global notes under the indenture governing the notes. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the indenture governing the notes for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. Neither we, the guarantors of the notes or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a global note holder on the applicable record date will be payable by the trustee to or at the direction of such global note holder in its capacity as the registered holder under the indenture governing the notes. Under the terms of such indenture, Beazer Homes and the Trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Beazer Homes nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's participants or indirect participants.

        Subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the trustee and confirmation of such beneficial interest by DTC, its participants or indirect participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the trustee is required to register such notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such notes would be issued in fully registered form and would be subject to the legal requirements described in this offering memorandum under the caption "Notice to investors." In addition, if (i) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture governing the notes, then, upon surrender by the relevant global note holder of its global note, notes in such form will be issued to each person that such global note holder and DTC identifies as being the beneficial owner of the related notes.

        Neither Beazer Homes nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and Beazer Homes and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

        Although DTC and its participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in global securities among DTC's participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither Beazer Homes, the trustee nor any paying, agent will have any responsibility for the performance of DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a general discussion of the material United States federal income tax consequences of the exchange of original notes for new notes and the purchase, ownership and disposition of the new notes to United States holders and, in certain circumstances, non-United States holders.

        This summary deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, hereafter referred to as the Code, and does not deal with special situations, such as those of broker dealers, tax-exempt organizations, partnerships or other pass through entities or investors in such entities, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding the notes as part of a hedging or conversion transaction or straddle, or a constructive sale, or persons who have ceased to be United States citizens or to be taxed as resident aliens or persons whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

        As used herein, a "United States holder" is a beneficial owner of a note that is, for United States federal income tax purposes,

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source,

  •
  a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and

  •
  a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code.

        A "non-United States holder" is a beneficial owner of a note who is not a United States holder.

        If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding outstanding notes, we suggest that you consult your tax advisor.

        Persons considering participating in the exchange offer, or considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

        Pursuant to this exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered and therefore generally will not be subject to transfer restrictions. Participation in the exchange offer should not result in a taxable exchange to the Company or you. Accordingly,

  •
  no gain or loss will be realized by you upon receipt of a new note,

  •
  the holding period of a new note will include the holding period of the original note exchanged therefor, and

  •
  the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of the exchange.

United States Holders

Payments of Interest on Notes

        Interest on the notes will be taxable to a United States holder as ordinary income at the time it is paid or accrued in accordance with the United States holder's regular method of accounting for tax purposes. The original notes were not, and the new notes will not be issued with original issue discount and the remainder of this section so assumes.

Sale, Exchange, Redemption or Retirement of the Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States holder will generally recognize gain or loss in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of other property received in exchange therefor and

  •
  the holder's adjusted tax basis in such note.

        Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income as described above. A United States holder's adjusted tax basis in a note generally will equal the purchase price paid by the holder for the note.

        Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition, the note has been held by a United States holder for more than twelve months. The current maximum rate of tax on long-term capital gains with respect to notes held by an individual is 15%. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

        Backup withholding and information reporting requirements may apply to certain payments of interest on a note and to the proceeds of the sale, redemption or other disposition of a note. We, our agent, a broker, the trustee or the paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a backup withholding tax if a United States holder, other than an exempt recipient such as a corporation, fails to furnish its taxpayer identification number, certify that such number is correct, certify that such holder is not subject to withholding or otherwise comply with the applicable backup withholding rules. Pursuant to legislation enacted in 2003, the backup withholding rate is 28%. This legislation is scheduled to expire and the backup withholding rate will be 31% for amounts paid after December 31, 2010 unless Congress enacts legislation providing otherwise. A United States holder will generally be eligible for an exemption from backup withholding by providing a properly completed Internal Revenue Service Form W-9 to the applicable payor. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's United

States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Non-United States Holders

United States Federal Withholding Tax

        The payment to a non-United States holder of interest on a note that is not effectively connected with such holder's conduct of a United States trade or business generally will not be subject to United States federal withholding tax, pursuant to the "portfolio interest exception," provided that

  •
  the non-United States holder does not directly, indirectly or constructively own 10% or more of the total combined voting power of all of our classes of corporate stock,

  •
  the non-United States holder is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, and

  •
  the non-United States holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

    and provided that either:

  •
  the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a United States holder and provides its name and address on an Internal Revenue Service Form W-8BEN, or a suitable substitute form, or

  •
  a securities clearing organization, bank or other financial institution that holds the notes on behalf of such non-United States holder in the ordinary course of its trade or business certifies to us or our paying agent, under penalties of perjury, that such a Form W-8BEN or suitable substitute form, has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

        Alternative methods may be applicable for satisfying the certification requirement described above.

        If a non-United States holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such non-United States holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent with a properly executed:

  •
  Form W-8BEN or successor form (or a suitable substitute form), claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty, or

  •
  Form W-8ECI, or successor form (or a suitable substitute form), stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

        In addition, the non-United States holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to us. Non-United States holders should consult their tax advisors regarding the effect, if any, of the withholding regulations.

United States Federal Income Tax

        Except for the possible application of United States federal withholding tax discussed above, or backup withholding tax discussed below, a non-United States holder generally will not be subject to

United States federal income tax on payments of interest and principal on the notes, or on any gain realized upon the sale, exchange, redemption or retirement of a note, unless:

  •
  such payments and gain are effectively connected with the conduct by such holder of a trade or business in the United States, and, if required by an applicable income tax treaty as a condition for subjecting the non-United States holder to United States taxation on a net income basis, the gain is attributable to a permanent establishment maintained in the United States, or

  •
  in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        If a non-United States holder is engaged in a trade or business in the United States and interest on the note or gain realized upon disposition of a note is effectively connected with the conduct of such trade or business, such non-United States holder will be subject to United States federal income tax, in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (which may include both any interest on a note and any gain on a disposition of a note), subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty. If a non United States holder is subject to the 183 day rule described above, such holder generally will be subject to United States federal income tax at a rate of 30% (or the lower applicable treaty rate) on the amount by which capital gains allocable to United States sources exceed capital losses allocable to United States sources.

        Special rules may apply to certain non-United States holders, such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies," that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them or to their shareholders.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-United States holder any interest that is subject to withholding, or that is exempt from United States withholding tax pursuant to a tax treaty, or interest that is exempt from United States withholding tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities of the country in which the non-United States holder resides.

        Non-United States holders may be subject to backup withholding and additional information reporting requirements. However, backup withholding and additional information reporting requirements generally do not apply to payments of interest made by us or a paying agent to non-United States holders if the certification described above under "United States Federal Withholding Tax" is received.

        If the foreign office of a foreign "broker," as defined in the applicable Treasury regulations, pays the proceeds of a sale, redemption or other disposition of a note to the seller thereof outside the United States, backup withholding and information reporting requirements will generally not apply. However, information reporting requirements, but not backup withholding, will generally apply to a payment by a foreign office of a broker that is a United States person or a "United States related person," unless the broker has documentary evidence in its records that the holder is a non-United

States holder and certain other conditions are met or the holder otherwise establishes an exemption. For this purpose, a "United States related person" is:

  •
  a foreign person that derives 50% or more of its gross income from all sources in specified periods from activities that are effectively connected with the conduct of a trade or business in the United States,

  •
  a "controlled foreign corporation" (a foreign corporation controlled by certain United States shareholders), or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the applicable Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the United States.

        Payment by a United States office of any United States or foreign broker is generally subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is a non-United States holder or otherwise establishes an exemption.

        Pursuant to legislation enacted in 2003, the backup withholding rate is 28%. This legislation is scheduled to expire and the backup withholding rate will be 31% for amounts paid after December 31, 2010 unless Congress enacts legislation providing otherwise.

        Any amounts withheld under the backup withholding rules from a payment to a holder of the notes may be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

        Non-United States holders should consult their tax advisers concerning the possible application of Treasury regulations and income tax treaties to any payments made on or with respect to the notes.

PLAN OF DISTRIBUTION

        If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer—Exchange Offer Procedures" in this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 180 days after the date of this prospectus for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        For a period of 180 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The enforceability of the notes and the guarantees and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP. Certain legal matters as to the guarantees given by the Subsidiary Guarantors will be passed upon by the following law firms: Tune, Entrekin & White, P.C.; Hogan & Hartson L.L.P.; Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.; Fossett & Brugger, Chartered; Young, Goldman & Van Beek, P.C.; Barnes & Thornburg LLP; Womble, Carlyle, Sandridge & Rice PLLC; and Gardere Wynne Sewell LLP.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Beazer Homes USA, Inc. Annual Report on Form 10-K for the year ended September 30, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 46), which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4 (SEC File No. 333-            ). This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and exhibits.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We maintain an internet site at http://www.beazer.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

        Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following document filed by us (SEC File No. 1-12822) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the date that the exchange offer terminates:

  •
  Our annual report on Form 10-K for the fiscal year ended September 30, 2004; and

  •
  Our quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2004, March 31, 2005 and June 30, 2005.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Initial Purchaser. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of the Company since the date hereof.

PROSPECTUS

                        , 2005

Beazer Homes USA, Inc.

Offer to Exchange
6.875% Senior Notes due 2015,
which have been registered under
the Securities Act of 1933,
for any and all outstanding
6.875% Senior Notes due 2015,
which have not
been registered under
the Securities Act of 1933

        Until                        , 2005 (90 days after the date of this prospectus), all dealers that effect transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Indemnification of Officers and Directors.

Indemnification of the Officers and Directors of Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc.

        Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc. are corporations organized under the laws of the State of Delaware.

        Section 102(b)(7) of the Delaware General Corporation Law, the DGCL, enables a corporation incorporated in the State of Delaware to eliminate or limit, through provisions in its original or amended certificate of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL provides that a corporation incorporated in the State of Delaware may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

        Section 145(g) of the DGCL authorizes a corporation incorporated in the State of Delaware to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

        The certificates of incorporation of Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc. provide that no director shall be personally liable to the corporation or its stockholders for violations of the director's fiduciary duties, except to the extent that a director's liability may not be limited as described above in the discussion of Section 102(b)(7) of the DGCL.

        The bylaws of Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc. provide that the corporation shall indemnify each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnitee"), against expenses (including attorneys' and other professionals' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding, if the Indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The corporation shall indemnify an Indemnitee in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability, but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        The bylaws of Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc. provide that any indemnification pursuant to the bylaws (except indemnification ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination the indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct described above. However, to the extent that an Indemnitee is successful on the merits or otherwise in the defense of any action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, the Indemnitee shall be indemnified against reasonable expenses (including attorneys' and other professionals' fees) actually and reasonably incurred by the Indemnitee in connection therewith, without the necessity of authorization in the specific case.

        Furthermore, the bylaws of Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc. provide that the expenses (including attorney's and other professionals' fees) incurred by an officer or director in defending any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding may, but shall not be required to, be paid by the corporation in advance of the final disposition of the suit, action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by the corporation pursuant to the bylaws.

        The bylaws of Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc. also provide that the indemnification and advancement of expenses provided in the bylaws shall not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other provision of the bylaws, agreement or contract, by vote of the stockholders or of the disinterested directors or pursuant to the direction of any court of competent jurisdiction.

        In addition, the bylaws of Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc. provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

Indemnification of the Officers and Directors of Beazer Allied Companies Holdings, Inc., Beazer Homes Indiana Holdings Corp., Beazer General Services, Inc., Beazer Realty Los Angeles, Inc. and Beazer Realty Sacramento, Inc.

        Beazer Allied Companies Holdings, Inc., Beazer Homes Indiana Holdings Corp., Beazer General Services, Inc., Beazer Realty Los Angeles, Inc. and Beazer Realty Sacramento, Inc. are corporations organized under the laws of the State of Delaware. For a description of the provisions of the DGCL addressing the indemnification of directors and officers see the discussion in "Indemnification of Officers and Directors of Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc." above.

        The certificates of incorporation of Beazer Allied Companies Holdings, Inc., Beazer Homes Indiana Holdings Corp., Beazer General Services, Inc., Beazer Realty Los Angeles, Inc. and Beazer Realty Sacramento, Inc. provide that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the DGCL. The bylaws of these entities provide that the corporation shall indemnify members of the board of directors to the fullest extent permitted by the DGCL and that the corporation may, if authorized by the board of directors, indemnify its officers, employees, agents and any and all other persons who may be indemnified by the corporation against any and all expenses and liabilities.

Indemnification of the Officers and Directors of Homebuilders Title Services, Inc.

        Homebuilders Title Services, Inc. is a corporation organized under the laws of the State of Delaware. For a description of the provisions of the DGCL addressing the indemnification of directors and officers see the discussion in "Indemnification of Officers and Director of Beazer Homes USA, Inc., Beazer Mortgage Corporation, Beazer Homes Holding Corp., Beazer Homes Sales, Inc. and Beazer Homes Texas Holdings, Inc." above.

        The certificate of incorporation of Homebuilders Title Services, Inc. provides that that no director shall be personally liable to the corporation or its stockholders for violations of the director's fiduciary duties to the fullest extent permitted by the DGCL.

        The bylaws of Homebuilders Title Services, Inc. provide that the corporation shall indemnify any director or officer who is or was a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and/or the defense or settlement of such action or suit if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The corporation shall indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that a court in which such action or suit is brought determines that such person is fairly and reasonably entitled to indemnity.

        Furthermore, the bylaws of Homebuilders Title Services, Inc. provide that the expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the corporation. The indemnification and advancement of expenses provided in the bylaws is not be deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other provision of the bylaws, agreement, contract or by vote of the stockholders or of the disinterested directors.

Indemnification of the General Partners of Beazer Homes Texas, L.P. and BH Building Products, LP

        Beazer Homes Texas, L.P. and BH Building Products, LP are limited partnerships organized under the laws of the State of Delaware. Pursuant to Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "Act"), a limited partnership may, subject to the standards set forth in the partnership agreement, indemnify and hold harmless any partner or other person from and against any and all claims and demands.

        Pursuant to the agreements of limited partnership of Beazer Homes Texas, L.P. and BH Building Products, LP, neither their respective general partners nor any affiliate of the general partners shall have any liability to the limited partnership or any partner for any loss suffered by the applicable limited partnership which arises out of any action or inaction of the applicable general partner, so long as such general partner or its affiliates in good faith has determined that such action or inaction did not constitute fraud or misconduct. Further, pursuant to such agreements of limited partnership, each general partner and its affiliates shall be indemnified by the limited partnership to the fullest extent permitted by law against any losses, judgments, liabilities, damages, expenses and amounts paid in settlement of any claims sustained in connection with acts performed or omissions that are within the scope of the applicable limited partnership agreement, provided that such claims are not the result of fraud or willful misconduct. The limited partnerships may advance to their respective general partners or their affiliates any amounts required to defend any claim for which they may be entitled to indemnification. If it is ultimately determined that their respective general partners or their affiliates are not entitled to indemnification, then such person must repay any amounts advanced by the limited partnership.

Indemnification of the Officers and Directors of April Corporation

        April Corporation is a corporation organized under the laws of the State of Colorado. Sections 7-109-101 through 7-109-110 of the Colorado Business Corporation Act ("CBCA") provide for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the CBCA, a corporation may purchase insurance on behalf of an officer or director of the corporation against any liability incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the CBCA.

        The articles of incorporation of April Corporation provide that the corporation may indemnify each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The corporation shall indemnify directors, officers, employees, fiduciaries and agents of the corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable for negligence or misconduct in the performance of the persons duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Indemnification of the Officers and Directors of Beazer Realty Corp.

        Beazer Realty Corp. is a corporation organized under the laws of the State of Georgia. Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code ("GBCC") provides for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the GBCC, a corporation may purchase insurance on behalf of an officer or director of the corporation incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the GBCC. The bylaws of Beazer Realty Corp. ("Realty") provide that Realty shall indemnify each officer and director to the fullest extent allowed by Georgia law and that Realty may obtain insurance on behalf of such officers and directors against any liabilities asserted against such persons whether or not Realty would have the power to indemnify them.

Indemnification of the Managers and Members of Beazer SPE, LLC

        Beazer SPE, LLC is a limited liability company organized under the laws of the State of Georgia. Section 14-11-306 of the Georgia Limited Liability Company Act provides that subject to the standards and restrictions, if any, set forth in the article of organization or written operating agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided that a limited liability company shall not have the power to indemnify any member or manager for (i) for his or her intentional misconduct or knowing violation of the law or (ii) for any transaction for which the person received a personal benefit in violation of any provision of a written operating agreement. The operating agreement of Beazer SPE, LLC ("SPE") provides that members, employees and agents shall be entitled to indemnification to the fullest extent permitted by law.

Indemnification of the Partners of Beazer Homes Indiana LLP

        Beazer Homes Indiana LLP is a limited liability partnership under the laws of the State of Indiana. Section 23-4-1-18 of the Indiana Uniform Partnership Act provides that a partnership must indemnify every partner in respect of payments made and personal liabilities reasonably incurred by him or her in the ordinary and proper conduct of its business, or for the preservation of its business or property. The partnership agreement of Beazer Homes Indiana LLP provides that it shall indemnify the managing partner and hold it harmless against liability to third parties for acts or omissions within the scope of authority of the managing partner.

Indemnification of the Members and Managers of Paragon Title, LLC and Trinity Homes, LLC

        Paragon Title, LLC and Trinity Homes, LLC are limited liability companies organized under the laws of the State of Indiana. Section 23-18-4-4 of the Indiana Limited Liability Company Act provides that the operating agreement of a limited liability company may provide for the indemnification of a member or manager for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which a person is a party because such person is or was a member or manager.

        The articles of organization of Paragon Title, LLC and Trinity Homes, LLC provide that the company shall indemnify any member or manager (and the responsible officers and directors of such member or manager), to the greatest extent not inconsistent with the laws and public policies of the State of Indiana, who is made a party to any proceeding because such person was or is a member or manager (or the responsible officers and directors of such member or manager), as a matter of right against all liability incurred by such person in connection with such proceeding, provided that (i) the members determine that the person has met the standard required for indemnification or (ii) the person is wholly successful on the merits or otherwise in the defense of such proceeding. A person will meet the standard required for indemnification if (i) the person conducted himself or herself in good faith, (ii) such person reasonably believed that his or her conduct was in or at least not opposed to the company, (iii) in the case of any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful, and (iv) such person's liability was not the result of the person's willful misconduct, recklessness, violation of the company's operating agreement or any improperly obtained financial or other benefit to which the person was not legally entitled.

        The articles of organization of Paragon Title, LLC and Trinity Homes, LLC also provide that the company shall reimburse or pay the expenses of any member or manager (and the responsible officers and directors of such member or manager) in advance of the final disposition of the proceeding, provided that (i) the members make a determination that such person met the applicable standard of conduct, (ii) the person provides a written undertaking to repay any advancements if it is ultimately determined that such person is not entitled to them, and (iii) the person provides the company with an affirmation that he or she has met the applicable standard of conduct. The company may purchase insurance for the benefit of any person entitled to indemnification under the articles of organization.

Indemnification of the Members and Managers of Beazer Clarksburg, LLC

        Beazer Clarksburg, LLC is a limited liability company organized under the laws of the State of Maryland. Section 4A-203 permits a limited liability company to indemnify and hold harmless any member, agent or employee from and against all claims and demands, except in the case of action or failure to act by the member, agent or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any set forth in the articles of organization or operating agreement.

        The operating agreement of Beazer Clarksburg, LLC provide that no member or manager shall be liable, responsible or accountable in damages or otherwise to any other member or to the company for any act or omission performed or omitted by such person except for acts of gross negligence or intentional wrongdoing. The operating agreement also provides that the company shall endeavor to obtain liability or other insurance payable to the company (or as otherwise agreed by the members) to protect the company and the members from the acts or omissions of each of the members.

Indemnification of the Officers and Directors of Beazer/Squires Realty, Inc.

        Beazer/Squires Realty, Inc. is a corporation organized under the laws of the State of North Carolina. Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act ("NCBA") provide for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the NCBA, a corporation may purchase insurance on behalf of an officer or director of the corporation for amounts incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the NCBA.

        The bylaws of Beazer/Squires Realty, Inc. provide that any person who serves or has served as a director or who while serving as a director serves or has served, at the request of the corporation as a director, officer, partner, trustee, employee or agent of another entity or trustee or administrator under an employee benefit plan, shall have the right to be indemnified by the corporation to the fullest extent of the law for reasonable expenses, including attorneys' fees, and reasonable payments for judgments, decrees, fines, penalties or settlements of proceedings seeking to hold him or her liable as a result of his or her service to the corporation.

Indemnification of the Officers and Directors of Beazer Realty, Inc.

        Beazer Realty, Inc. ("Beazer Realty") is a corporation organized under the laws of the State of New Jersey. Section 14A:3-5 of the New Jersey Business Corporation Act ("NJBA") provides for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the NJBA, a corporation may purchase insurance on behalf of an officer or director of the corporation against incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the NJBA. The certificate of incorporation and the bylaws of Beazer Realty provide that Beazer Realty shall indemnify its officers and directors to the fullest extent allowed by law.

Indemnification of the Officers and Directors of the Beazer Homes Corp.

        Beazer Homes Corp. is a corporation organized under the laws of the State of Tennessee. Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act ("TBCA") provide for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the TBCA, a corporation may purchase insurance on behalf of an officer or director of the corporation against incurred in his or her capacity as an officer or director regardless of whether the person could be indemnified under the TBCA. The charter and bylaws of Beazer Homes Corp. do not address the indemnification of officers and directors.

Indemnification of General Partner and Employees of Texas Lone Star Title, L.P.

        Texas Lone Star Title, L.P. is a limited partnership organized under the laws of the State of Texas. Article 11 of the Texas Revised Limited Partnership Act ("TRLPA") provides for the indemnification of a general partner, limited partner, employee or agent by the limited partnership under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been a general partner, limited partner, employee or agent of the limited partnership. Under the TRLPA, a limited partnership may purchase insurance on behalf of a general partner, limited partner, employee or agent of the limited partnership against any liability incurred regardless of whether the person could be indemnified under the TRLPA.

        The limited partnership agreement of Texas Lone Star Title, L.P. provides that in any threatened, pending or completed proceeding to which the general partner was or is a party or is threatened to be made a party by reason of the fact that the general partner was or is acting in such capacity (other than an action by or in the right of the limited partnership), the limited partnership shall indemnify the general partner against expenses, including attorney's fees, judgments and amounts paid in settlement actually and reasonably incurred by such general partner in connection with such action, suit or proceeding if the general partner acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the limited partnership, and provided that the conduct does not constitute fraud, gross negligence or gross misconduct.

Indemnification of the Officers and Directors of Homebuilders Title Services of Virginia Inc.

        Homebuilders Title Services of Virginia Inc. is a corporation organized under the laws of the State of Virginia. Sections 13.1-697 through 13.1-704 of the Virginia Stock Corporation Act ("VSCA") provide for the indemnification of officers and directors by the corporation under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director of the corporation. Under the VSCA, a corporation may purchase insurance on behalf of an officer or director of the corporation against any liability incurred in an official capacity regardless of whether the person could be indemnified under the VSCA. The bylaws of Homebuilders Title Services of Virginia Inc. provide that the corporation shall indemnify officers and directors to the fullest extent allowed by law.

Indemnification of the Members and Managers of Beazer Commercial Holdings, LLC, Beazer Homes Investments, LLC, Beazer Realty Services, LLC and BH Procurement Services, LLC

        Beazer Commercial Holdings, LLC, Beazer Homes Investments, LLC, Beazer Realty Services, LLC and BH Procurement Services, LLC are limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Neither the certificate of formation nor the operating agreement of any of Beazer Commercial Holdings, LLC, Beazer Homes Investments, LLC, Beazer Realty Services, LLC or BH Procurement Services, LLC address indemnification of members or managers.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Number	Title
3.1(a)	Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc.(6)
3.1(b)	Articles of Incorporation of April Corporation(11)
3.1(c)	Certificate of Incorporation of Beazer Allied Companies Holdings, Inc. (11)
3.1(d)	Articles of Organization of Beazer Clarksburg, LLC(11)
3.1(e)	Charter of Beazer Homes Corp. (11)
3.1(f)	Certificate of Incorporation of Beazer Homes Holdings Corp. (11)
3.1(g)*	Certificate of Formation of Beazer Homes Investments, LLC
3.1(h)	Certificate of Incorporation of Beazer Homes Sales, Inc.(11)
3.1(i)	Certificate of Incorporation of Beazer Homes Texas Holdings, Inc. (11)
3.1(j)	Certificate of Limited Partnership of Beazer Homes Texas, L.P. (11)
3.1(k)	Certificate of Incorporation of Beazer Mortgage Corporation(11)
3.1(l)	Articles of Incorporation of Beazer Realty Corp. (11)
3.1(m)	Certificate of Incorporation of Beazer Realty, Inc. (11)
3.1(n)*	Certificate of Formation of Beazer Realty Services, LLC
3.1(o)	Articles of Organization of Beazer SPE, LLC(11)
3.1(p)	Articles of Incorporation of Beazer/Squires Realty, Inc. (11)
3.1(q)*	Registration to qualify as a limited liability partnership for Beazer Homes Indiana, LLP
3.1(r)*	Certificate of Formation of Beazer Commercial Holdings, LLC
3.1(s)*	Certificate of Incorporation Beazer General Services, Inc.
3.1(t)*	Certificate of Incorporation of Beazer Homes Indiana Holdings Corp.
3.1(u)*	Certificate of Incorporation of Beazer Realty Los Angeles, Inc.

3.1(v)*	Certificate of Incorporation of Beazer Realty Sacramento, Inc.
3.1(w)*	Certificate of Limited Partnership of BH Building Products, LP
3.1(x)	Certificate of Incorporation of Homebuilders Title Services of Virginia, Inc. (11)
3.1(y)	Articles of Incorporation of Homebuilders Title Services, Inc. (11)
3.1(z)	Articles of Organization of Paragon Title, LLC(11)
3.1(aa)*	Certificate of Formation of BH Procurement Services, LLC
3.1(ab)	Certificate of Limited Partnership of Texas Lone Star Title, L.P. (11)
3.1(ac)	Articles of Organization of Trinity Homes LLC(11)
3.2(a)	Second Amended and Restated By-laws of Beazer Homes USA, Inc. (16)
3.2(b)	By-Laws of April Corporation(11)
3.2(c)	By-Laws of Beazer Allied Companies Holdings, Inc. (11)
3.2(d)	Operating Agreement of Beazer Clarksburg, LLC(11)
3.2(e)	By-Laws of Beazer Homes Corp. (11)
3.2(f)	By-Laws of Beazer Homes Holdings Corp. (11)
3.2(g)*	Operating Agreement of Beazer Homes Investments, LLC
3.2(h)	By-Laws of Beazer Homes Sales, Inc.(11)
3.2(i)	By-Laws of Beazer Homes Texas Holdings, Inc. (11)
3.2(j)	Agreement of Limited Partnership of Beazer Homes Texas, L.P. (11)
3.2(k)	By-Laws of Beazer Mortgage Corporation(11)
3.2(l)	By-Laws of Beazer Realty Corp. (11)
3.2(m)	By-Laws of Beazer Realty, Inc. (11)
3.2(n)*	Operating Agreement of Beazer Realty Services, LLC
3.2(o)	Operating Agreement of Beazer SPE, LLC(11)
3.2(p)	By-Laws of Beazer/Squires Realty, Inc. (11)
3.2(q)(1)	Partnership Agreement of Beazer Homes Indiana, LLP(11)
3.2(q)(2)*	Amendment of Partnership Agreement of Beazer Homes Indiana, LLP
3.2(r)*	Operating Agreement of Beazer Commercial Holdings, LLC
3.2(s)*	By-Laws of Beazer Homes Indiana Holdings Corp.
3.2(t)*	By-Laws of Beazer Realty Los Angeles, Inc.
3.2(u)*	By-Laws of Beazer Realty Sacramento, Inc.
3.2(v)*	Limited Partnership Agreement of BH Building Products, LP
3.2(w)*	Operating Agreement of BH Procurement Services, LLC
3.2(x)*	First Amendment to Operating Agreement of Beazer Clarksburg, LLC

3.2(y)	By-Laws of Homebuilders Title Services of Virginia, Inc. (11)
3.2(z)	By-Laws of Homebuilders Title Services, Inc. (11)
3.2(aa)	Amended and Restated Operating Agreement of Paragon Title, LLC(11)
3.2(ab)	Limited Partnership Agreement of Texas Lone Star Title, L.P. (11)
3.2(ac)	Second Amended and Restated Operating Agreement of Trinity Homes LLC(11)
3.2(ad)*	By-Laws of Beazer General Services, Inc.
4.1	Indenture dated as of May 21, 2001 among Beazer and U.S. Bank Trust National Association, as trustee, related to Beazer's 8 5/8% Senior Notes due 2011(5)
4.2	Supplemental Indenture (8 5/8% notes) dated as of May 21, 2001 among Beazer, its subsidiaries party thereto and U.S. Bank Trust National Association, as trustee(5)
4.3	Form of 8 5/8% Senior Notes due 2011(5)
4.4	Specimen of Common Stock Certificate(2)
4.5	Retirement Savings and Investment Plan (the "RSIP")(1)
4.6	RSIP Summary Plan Description(1)
4.7	Rights Agreement, dated as of June 21, 1996, between Beazer and First Chicago Trust Company of New York, as Rights Agent(10)
4.8	Indenture dated as of April 17, 2002 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8 3/8% Senior Notes due 2012(7)
4.9	First Supplemental Indenture dated as of April 17, 2002 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8 3/8% Senior Notes due 2012(7)
4.10	Form of 8 3/8% Senior note due 2012(7)
4.11
Second Supplemental Indenture dated as of November 13, 2003 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 6 1/2% Senior Notes due 2013(10)
4.12	Form of 6 1/2% Senior Note due 2013(10)
4.13	Indenture dated as of June 8, 2004 among Beazer, the Guarantors party thereto and SunTrust Bank, as trustee, related to the 4 5/8% Convertible Senior Notes due 2024(12)
4.14	Form of 4 5/8% Convertible Senior Notes due 2024(12)
4.15	Registration Rights Agreement dated as of June 8, 2005, by and among Beazer, the Guarantors named therein and the Initial Purchaser named therein(13)
4.16	Form of Fifth Supplemental Indenture, dated as of June 8, 2005, among Beazer, the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee(13)
4.17	Form of 6.875% Senior Note due 2015 (included in Exhibit 4.16)
4.18	Registration Rights Agreement, dated as of July 19, 2005, by and among Beazer, the Guarantors named therein and the Initial Purchaser named therein(14)

5.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP
5.2*	Opinion of Tune, Entrekin & White, P.C.
5.3*	Opinion of Hogan & Hartson L.L.P.
5.4*	Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.
5.5*	Opinion of Fossett & Brugger, Chartered
5.6*	Opinion of Young, Goldman & Van Beek, P.C.
5.7*	Opinion of Barnes & Thornburg LLP
5.8*	Opinion of Womble, Carlyle, Sandridge & Rice PLLC
5.9*	Opinion of Gardere Wynne Sewell LLP
10.1	Amended and Restated 1994 Stock Incentive Plan(3)
10.2	Non-Employee Director Stock Incentive Plan(10)
10.3	Amended and Restated 1999 Stock Incentive Plan(8)
10.4	Amended and Restated Employment Agreement dated as of September 1, 2004 for Ian J. McCarthy(16)
10.5	Amended and Restated Employment Agreement dated as of September 1, 2004 for John Skelton(16)
10.6	Amended and Restated Employment Agreement dated as of September 1, 2004 for Michael H. Furlow(16)
10.7-8	Supplemental Employment Agreements dated as of July 17, 1996:
10.7	Ian J. McCarthy(10)
10.8	John Skelton(10)
10.12	Amended and Restated Employment Agreement dated as of September 1, 2004 for C. Lowell Ball(16)
10.13	Employment Agreement dated as of September 1, 2004 for C. Lowell Ball(16)
10.14	Purchase Agreement for Sanford Homes of Colorado LLLP(4)
10.15	Amended and Restated Employment Agreement dated as of September 1, 2004 for James O'Leary(16)
10.16	Employment Agreement dated as of September 1, 2004 for James O'Leary(16)
10.17	Employment Agreement dated as of September 1, 2004 for Michael T. Rand(16)
10.18	Amended and Restated Employment Agreement dated as of September 1, 2004 for Michael T. Rand(16)

10.19
Amended and Restated Credit Agreement dated as of May 28, 2004 between the Company and Bank One, NA as Agent, Guaranty Bank, BNP Paribas and Wachovia Bank, National Association as Syndication Agents, The Royal Bank of Scotland plc as Documentation Agent, SunTrust Bank, PNC Bank, National Association and Washington Mutual Bank, FA as Managing Agents, Comerica Bank and Key Bank National Association as Co-Agents, and Banc One Capital Markets, Inc., as Lead Arranger and Sole Bookrunner.(9)
10.20	Employment Agreement dated as of September 1, 2004 for John Skelton(16)
10.21	Employment Agreement dated as of September 1, 2004 for Jonathan P. Smoke(16)
10.22	Employment Agreement dated as of September 1, 2004 for Cory J. Boydston(15)
10.23	Beazer Homes USA, Inc. Director Stock Purchase Program(15)
10.24	Beazer Homes USA, Inc. Customer Survey Incentive Plan(15)
10.25	Beazer Homes USA, Inc. Amended and Restated Corporate Management Stock Purchase Program(15)
10.26	Beazer Homes USA, Inc. 2005 Value Created Incentive Plan(15)
10.27	Employment Agreement dated as of January 1, 2005 for Fred J. Fratto(17)
10.28	Beazer Homes USA, Inc. 2005 Executive Value Created Incentive Plan(18)
10.29	Employment Agreement dated as of March 14, 2005 for Kenneth J. Gary(19)
10.30	Employment Agreement effective as of March 14, 2005 for Kenneth J. Gary(19)
10.31	Employment Agreement dated as of September 1, 2004 for Michael H. Furlow(16)
10.32	Employment Agreement dated as of September 1, 2004 for Ian J. McCarthy(16)
10.33	Form of Stock Option and Restricted Stock Award Agreement(15)
10.34	Form of Stock Option Award Agreement(15)
12.1*	Statement re Computation of Ratios
21*	List of Subsidiaries of Beazer
23.1*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
23.2*	Consent of Tune, Entrekin & White, P.C. (included in Exhibit 5.2)
23.3*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.3)
23.4*	Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C. (included in Exhibit 5.4)
23.5*	Consent of Fossett & Brugger, Chartered (included in Exhibit 5.5)
23.6*	Consent of Young, Goldman & Van Beek, P.C. (included in Exhibit 5.6)
23.7*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.7)
23.8*	Consent of Womble, Carlyle, Sandridge & Rice PLLC (included in Exhibit 5.8)
23.9*	Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.9)
23.10*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included in Part II of the registration statement)
25.1*	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1
99.1*	Form of Letter of Transmittal
99.2*	Form of Letter to Clients
99.3*	Form of Letter to Registered Holders
99.4*	Form of Notice of Guaranteed Delivery

*
Filed herewith.

(1)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8 (Registration No. 33-91904) filed on May 4, 1995.

(2)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-1 (Registration No. 33-72576) initially filed on December 6, 1993.

(3)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-Q for the quarterly period ended December 31, 2000.

(4)
Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on August 10, 2001.

(5)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2001.

(6)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4/A filed on March 12, 2002.

(7)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-92470) filed on July 16, 2002.

(8)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8/S-3 (Registration No. 333-101142) filed on November 12, 2002.

(9)
Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on June 2, 2004.

(10)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2003.

(11)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

(12)
Incorporated by reference to the exhibits to Beazer's Form 10-Q for the quarterly period ended June 30, 2004.

(13)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on June 13, 2005.

(14)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on July 25, 2005.

(15)
Incorporated by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2004.

(16)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on September 1, 2004.

(17)
Incorporated by reference to the exhibits to Beazer's report on Form 10-Q for the quarter ended December 31, 2004.

(18)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on February 9, 2005.

(19)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on March 18, 2005.

        All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 3rd day of August, 2005.

BEAZER HOMES USA, INC.
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian J. McCarthy and James O'Leary, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN C. BEAZER Brian C. Beazer	Director and Non-Executive Chairman of the Board	August 3, 2005
/s/ IAN J. MCCARTHY Ian J. McCarthy	Director, President and Chief Executive Officer (Principal Executive Officer)	August 3, 2005
/s/ LAURENT ALPERT Laurent Alpert	Director	August 3, 2005
/s/ KATIE J. BAYNE Katie J. Bayne	Director	August 3, 2005

/s/ MAUREEN E. O'CONNELL Maureen E. O'Connell	Director	August 3, 2005
/s/ LARRY T. SOLARI Larry T. Solari	Director	August 3, 2005
/s/ STEPHEN P. ZELNAK, JR. Stephen P. Zelnak, Jr.	Director	August 3, 2005
/s/ JAMES O'LEARY James O'Leary	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 3, 2005
/s/ MICHAEL T. RAND Michael T. Rand	Senior Vice President, Corporate Controller (Principal Accounting Officer)	August 3, 2005

        Pursuant to the requirements of the Securities Act of 1933, each of the following Registrants has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 3rd day of August, 2005.

BEAZER HOMES CORP.
BEAZER/SQUIRES REALTY, INC.
BEAZER HOMES SALES, INC.
BEAZER REALTY CORP.
BEAZER MORTGAGE CORPORATION
BEAZER HOMES HOLDINGS CORP.
BEAZER HOMES TEXAS HOLDINGS, INC.
BEAZER HOMES TEXAS, L.P.
APRIL CORPORATION
BEAZER SPE, LLC
BEAZER HOMES INVESTMENT, LLC
BEAZER REALTY, INC.
BEAZER CLARKSBURG, LLC
TEXAS LONE STAR TITLE, L.P.
BEAZER ALLIED COMPANIES HOLDINGS, INC.
BEAZER HOMES INDIANA, LLP
BEAZER REALTY SERVICES, LLC
PARAGON TITLE, LLC
TRINITY HOMES LLC
BEAZER COMMERCIAL HOLDINGS, LLC
BEAZER GENERAL SERVICES, INC.
BEAZER HOMES INDIANA HOLDINGS CORP.
BEAZER REALTY LOS ANGELES, INC.
BEAZER REALTY SACRAMENTO, INC.
BH BUILDING PRODUCTS, LP
BH PROCUREMENT SERVICES, LLC
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy President (CEO of Beazer Mortgage Corporation)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian J. McCarthy and James O'Leary, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrants and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN C. BEAZER Brian C. Beazer	Director	August 3, 2005
/s/ IAN J. MCCARTHY Ian J. McCarthy	Director and President (CEO of Beazer Mortgage Corporation) (Principal Executive Officer)	August 3, 2005
/s/ JAMES O'LEARY James O'Leary	Executive Vice President (Principal Financial Officer)	August 3, 2005
/s/ MICHAEL T. RAND Michael T. Rand	Corporate Controller (Principal Accounting Officer)	August 3, 2005

        Pursuant to the requirements of the Securities Act of 1933, each of the following Registrants has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 3rd day of August, 2005.

HOMEBUILDERS TITLE SERVICES, INC.
By:	/s/ IAN J. MCCARTHY Ian J. McCarthy Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian J. McCarthy and James O'Leary, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN C. BEAZER Brian C. Beazer	Director	August 3, 2005
/s/ IAN J. MCCARTHY Ian J. McCarthy	Director and Chief Executive Officer (Principal Executive Officer)	August 3, 2005
Cory Boydston	President and Treasurer
/s/ JAMES O'LEARY James O'Leary	Executive Vice President (Principal Financial Officer)	August 3, 2005
/s/ MICHAEL T. RAND Michael T. Rand	Corporate Controller (Principal Accounting Officer)	August 3, 2005

        Pursuant to the requirements of the Securities Act of 1933, each of the following Registrants has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 3rd day of August, 2005.

HOMEBUILDERS TITLE SERVICES OF VIRGINIA, INC.
By:	/S/ IAN J. MCCARTHY Ian J. McCarthy Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian J. McCarthy and James O'Leary, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN C. BEAZER Brian C. Beazer	Director	August 3, 2005
/s/ IAN J. MCCARTHY Ian J. McCarthy	Director	August 3, 2005
/s/ MICHAEL FURLOW Michael Furlow	Executive Vice President (Principal Executive Officer)	August 3, 2005
/s/ JAMES O'LEARY James O'Leary	Executive Vice President (Principal Financial Officer)	August 3, 2005
/s/ MICHAEL T. RAND Michael T. Rand	Corporate Controller (Principal Accounting Officer)	August 3, 2005

EXHIBIT INDEX

Exhibit Number	Title
3.1(a)	Amended and Restated Certificate of Incorporation of Beazer Homes USA, Inc.(6)
3.1(b)	Articles of Incorporation of April Corporation(11)
3.1(c)	Certificate of Incorporation of Beazer Allied Companies Holdings, Inc.(11)
3.1(d)	Articles of Organization of Beazer Clarksburg, LLC(11)
3.1(e)	Charter of Beazer Homes Corp.(11)
3.1(f)	Certificate of Incorporation of Beazer Homes Holdings Corp.(11)
3.1(g)*	Certificate of Formation of Beazer Homes Investments, LLC
3.1(h)	Certificate of Incorporation of Beazer Homes Sales, Inc.(11)
3.1(i)	Certificate of Incorporation of Beazer Homes Texas Holdings, Inc.(11)
3.1(j)	Certificate of Limited Partnership of Beazer Homes Texas, L.P.(11)
3.1(k)	Certificate of Incorporation of Beazer Mortgage Corporation(11)
3.1(l)	Articles of Incorporation of Beazer Realty Corp.(11)
3.1(m)	Certificate of Incorporation of Beazer Realty, Inc.(11)
3.1(n)*	Certificate of Formation of Beazer Realty Services, LLC
3.1(o)	Articles of Organization of Beazer SPE, LLC(11)
3.1(p)	Articles of Incorporation of Beazer/Squires Realty, Inc.(11)
3.1(q)*	Registration to qualify as a limited liability partnership for Beazer Homes Indiana, LLP
3.1(r)*	Certificate of Formation of Beazer Commercial Holdings, LLC
3.1(s)*	Certificate of Incorporation Beazer General Services, Inc.
3.1(t)*	Certificate of Incorporation of Beazer Homes Indiana Holdings Corp.
3.1(u)*	Certificate of Incorporation of Beazer Realty Los Angeles, Inc.
3.1(v)*	Certificate of Incorporation of Beazer Realty Sacramento, Inc.
3.1(w)*	Certificate of Limited Partnership of BH Building Products, LP
3.1(x)	Certificate of Incorporation of Homebuilders Title Services of Virginia, Inc.(11)
3.1(y)	Articles of Incorporation of Homebuilders Title Services, Inc.(11)
3.1(z)	Articles of Organization of Paragon Title, LLC(11)
3.1(aa)*	Certificate of Formation of BH Procurement Services, LLC
3.1(ab)	Certificate of Limited Partnership of Texas Lone Star Title, L.P.(11)
3.1(ac)	Articles of Organization of Trinity Homes LLC(11)
3.2(a)	Second Amended and Restated By-laws of Beazer Homes USA, Inc.(16)
3.2(b)	By-Laws of April Corporation(11)
3.2(c)	By-Laws of Beazer Allied Companies Holdings, Inc.(11)

3.2(d)	Operating Agreement of Beazer Clarksburg, LLC(11)
3.2(e)	By-Laws of Beazer Homes Corp.(11)
3.2(f)	By-Laws of Beazer Homes Holdings Corp.(11)
3.2(g)*	Operating Agreement of Beazer Homes Investments, LLC
3.2(h)	By-Laws of Beazer Homes Sales, Inc.(11)
3.2(i)	By-Laws of Beazer Homes Texas Holdings, Inc.(11)
3.2(j)	Agreement of Limited Partnership of Beazer Homes Texas, L.P.(11)
3.2(k)	By-Laws of Beazer Mortgage Corporation(11)
3.2(l)	By-Laws of Beazer Realty Corp.(11)
3.2(m)	By-Laws of Beazer Realty, Inc.(11)
3.2(n)*	Operating Agreement of Beazer Realty Services, LLC
3.2(o)	Operating Agreement of Beazer SPE, LLC(11)
3.2(p)	By-Laws of Beazer/Squires Realty, Inc.(11)
3.2(q)(1)	Partnership Agreement of Beazer Homes Indiana, LLP(11)
3.2(q)(2)*	Amendment of Partnership Agreement of Beazer Homes Indiana, LLP
3.2(r)*	Operating Agreement of Beazer Commercial Holdings, LLC
3.2(s)*	By-Laws of Beazer Homes Indiana Holdings Corp.
3.2(t)*	By-Laws of Beazer Realty Los Angeles, Inc.
3.2(u)*	By-Laws of Beazer Realty Sacramento, Inc.
3.2(v)*	Limited Partnership Agreement of BH Building Products, LP
3.2(w)*	Operating Agreement of BH Procurement Services, LLC
3.2(x)*	First Amendment to Operating Agreement of Beazer Clarksburg, LLC
3.2(y)	By-Laws of Homebuilders Title Services of Virginia, Inc.(11)
3.2(z)	By-Laws of Homebuilders Title Services, Inc.(11)
3.2(aa)	Amended and Restated Operating Agreement of Paragon Title, LLC(11)
3.2(ab)	Limited Partnership Agreement of Texas Lone Star Title, L.P.(11)
3.2(ac)	Second Amended and Restated Operating Agreement of Trinity Homes LLC(11)
3.2(ad)*	By-Laws of Beazer General Services, Inc.
4.1	Indenture dated as of May 21, 2001 among Beazer and U.S. Bank Trust National Association, as trustee, related to Beazer's 8 5/8% Senior Notes due 2011(5)
4.2	Supplemental Indenture (8 5/8% notes) dated as of May 21, 2001 among Beazer, its subsidiaries party thereto and U.S. Bank Trust National Association, as trustee(5)
4.3	Form of 8 5/8% Senior Notes due 2011(5)
4.4	Specimen of Common Stock Certificate(2)

4.5	Retirement Savings and Investment Plan (the "RSIP")(1)
4.6	RSIP Summary Plan Description(1)
4.7	Rights Agreement, dated as of June 21, 1996, between Beazer and First Chicago Trust Company of New York, as Rights Agent(10)
4.8	Indenture dated as of April 17, 2002 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8 3/8% Senior Notes due 2012(7)
4.9	First Supplemental Indenture dated as of April 17, 2002 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 8 3/8% Senior Notes due 2012(7)
4.10	Form of 8 3/8% Senior note due 2012(7)
4.11
Second Supplemental Indenture dated as of November 13, 2003 among Beazer, the Guarantors party thereto and U.S. Bank National Association, as trustee, related to Beazer's 6 1/2% Senior Notes due 2013(10)
4.12	Form of 6 1/2% Senior Note due 2013(10)
4.13	Indenture dated as of June 8, 2004 among Beazer, the Guarantors party thereto and SunTrust Bank, as trustee, related to the 4 5/8% Convertible Senior Notes due 2024(12)
4.14	Form of 4 5/8% Convertible Senior Notes due 2024(12)
4.15	Registration Rights Agreement dated as of June 8, 2005, by and among Beazer, the Guarantors named therein and the Initial Purchaser named therein(13)
4.16	Form of Fifth Supplemental Indenture, dated as of June 8, 2005, among Beazer, the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee(13)
4.17	Form of 6.875% Senior Note due 2015 (included in Exhibit 4.16)
4.18	Registration Rights Agreement, dated as of July 19, 2005, by and among Beazer, the Guarantors named therein and the Initial Purchaser named therein(14)
5.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP
5.2*	Opinion of Tune, Entrekin & White, P.C.
5.3*	Opinion of Hogan & Hartson L.L.P.
5.4*	Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.
5.5*	Opinion of Fossett & Brugger, Chartered
5.6*	Opinion of Young, Goldman & Van Beek, P.C.
5.7*	Opinion of Barnes & Thornburg LLP
5.8*	Opinion of Womble, Carlyle, Sandridge & Rice PLLC
5.9*	Opinion of Gardere Wynne Sewell LLP
10.1	Amended and Restated 1994 Stock Incentive Plan(3)
10.2	Non-Employee Director Stock Incentive Plan(10)
10.3	Amended and Restated 1999 Stock Incentive Plan(8)

10.4	Amended and Restated Employment Agreement dated as of September 1, 2004 for Ian J. McCarthy(16)
10.5	Amended and Restated Employment Agreement dated as of September 1, 2004 for John Skelton(16)
10.6	Amended and Restated Employment Agreement dated as of September 1, 2004 for Michael H. Furlow(16)
10.7-8	Supplemental Employment Agreements dated as of July 17, 1996:
10.7	Ian J. McCarthy(10)
10.8	John Skelton(10)
10.12	Amended and Restated Employment Agreement dated as of September 1, 2004 for C. Lowell Ball(16)
10.13	Employment Agreement dated as of September 1, 2004 for C. Lowell Ball(16)
10.14	Purchase Agreement for Sanford Homes of Colorado LLLP(4)
10.15	Amended and Restated Employment Agreement dated as of September 1, 2004 for James O'Leary(16)
10.16	Employment Agreement dated as of September 1, 2004 for James O'Leary(16)
10.17	Employment Agreement dated as of September 1, 2004 for Michael T. Rand(16)
10.18	Amended and Restated Employment Agreement dated as of September 1, 2004 for Michael T. Rand(16)
10.19
Amended and Restated Credit Agreement dated as of May 28, 2004 between the Company and Bank One, NA as Agent, Guaranty Bank, BNP Paribas and Wachovia Bank, National Association as Syndication Agents, The Royal Bank of Scotland plc as Documentation Agent, SunTrust Bank, PNC Bank, National Association and Washington Mutual Bank, FA as Managing Agents, Comerica Bank and Key Bank National Association as Co-Agents, and Banc One Capital Markets, Inc., as Lead Arranger and Sole Bookrunner.(9)
10.20	Employment Agreement dated as of September 1, 2004 for John Skelton(16)
10.21	Employment Agreement dated as of September 1, 2004 for Jonathan P. Smoke(16)
10.22	Employment Agreement dated as of September 1, 2004 for Cory J. Boydston(15)
10.23	Beazer Homes USA, Inc. Director Stock Purchase Program(15)
10.24	Beazer Homes USA, Inc. Customer Survey Incentive Plan(15)
10.25	Beazer Homes USA, Inc. Amended and Restated Corporate Management Stock Purchase Program(15)
10.26	Beazer Homes USA, Inc. 2005 Value Created Incentive Plan(15)
10.27	Employment Agreement dated as of January 1, 2005 for Fred J. Fratto(17)
10.28	Beazer Homes USA, Inc. 2005 Executive Value Created Incentive Plan(18)
10.29	Employment Agreement dated as of March 14, 2005 for Kenneth J. Gary(19)

10.30	Employment Agreement effective as of March 14, 2005 for Kenneth J. Gary(16)
10.31	Employment Agreement dated as of September 1, 2004 for Michael H. Furlow(16)
10.32	Employment Agreement dated as of September 1, 2004 for Ian J. McCarthy(15)
10.33	Form of Stock Option and Restricted Stock Award Agreement(15)
10.34	Form of Stock Option Award Agreement(16)
12.1*	Statement re Computation of Ratios
21*	List of Subsidiaries of Beazer
23.1*	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)
23.2*	Consent of Tune, Entrekin & White, P.C. (included in Exhibit 5.2)
23.3*	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.3)
23.4*	Consent of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C. (included in Exhibit 5.4)
23.5*	Consent of Fossett & Brugger, Chartered (included in Exhibit 5.5)
23.6*	Consent of Young, Goldman & Van Beek, P.C. (included in Exhibit 5.6)
23.7*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.7)
23.8*	Consent of Womble, Carlyle, Sandridge & Rice PLLC (included in Exhibit 5.8)
23.9*	Consent of Gardere Wynne Sewell LLP (included in Exhibit 5.9)
23.10*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included in Part II of the registration statement)
25.1*	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1
99.1*	Form of Letter of Transmittal
99.2*	Form of Letter to Clients
99.3*	Form of Letter to Registered Holders
99.4*	Form of Notice of Guaranteed Delivery

*
Filed herewith.

(1)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8 (Registration No. 33-91904) filed on May 4, 1995.

(2)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-1 (Registration No. 33-72576) initially filed on December 6, 1993.

(3)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-Q for the quarterly period ended December 31, 2000.

(4)
Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on August 10, 2001.

(5)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2001.

(6)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4/A filed on March 12, 2002.

(7)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-92470) filed on July 16, 2002.

(8)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-8/S-3 (Registration No. 333-101142) filed on November 12, 2002.

(9)
Incorporated herein by reference to the exhibits to Beazer's report on Form 8-K filed on June 2, 2004.

(10)
Incorporated herein by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2003.

(11)
Incorporated herein by reference to the exhibits to Beazer's Registration Statement on Form S-4 (Registration No. 333-112147) filed on January 23, 2004.

(12)
Incorporated by reference to the exhibits to Beazer's Form 10-Q for the quarterly period ended June 30, 2004.

(13)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on June 13, 2005.

(14)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on July 25, 2005.

(15)
Incorporated by reference to the exhibits to Beazer's report on Form 10-K for the year ended September 30, 2004.

(16)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on September 1, 2004.

(17)
Incorporated by reference to the exhibits to Beazer's report on Form 10-Q for the quarter ended December 31, 2004.

(18)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on February 9, 2005.

(19)
Incorporated by reference to the exhibits to Beazer's report on Form 8-K filed on March 18, 2005.

        All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

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BEAZER HOMES USA, INC. TABLE OF ADDITIONAL REGISTRANTS
TABLE OF CONTENTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PROSPECTUS SUMMARY
The Company
The Exchange Offer
Summary Of Terms Of New Notes
Comparison With Original Notes
Terms of New Notes
Ratio of Earnings to Fixed Charges
Risk Factors
Net Income
EBIT
EBITDA
Earnings for the computation of the ratio of earnings to fixed charges
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF OTHER EXISTING INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 21. Indemnification of Officers and Directors.
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings.
SIGNATURES
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
POWER OF ATTORNEY
  EXHIBIT INDEX